Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG UNIQUE Logistics International, INC.,

DP WORLD LOGISTICS US HOLDINGS, INC.

AND

UNIQUE MERGER Co.

Dated as of march 11, 2025

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-ii-

EXHIBITS

Exhibit A	Form of Stockholders Support Agreement
Exhibit B	Articles of Incorporation of the Surviving Corporation
Exhibit C	Holdback Stockholders and Holdback Amount
Exhibit D	Form of Company Stockholder Approval
Exhibit E	Form of Letter of Transmittal

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 11, 2025, is entered into by and among Unique Logistics International, Inc., a Nevada corporation (the “Company”), DP World Logistics US Holdings, Inc. a Delaware corporation (“Parent”), and Unique Merger Co., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent in accordance with the Nevada Revised Statutes (the “NRS”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company to enter into this Agreement, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and adopted the plan of merger set forth herein, and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement to the stockholders of the Company and that the stockholders of the Company approve such plan of merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Holders have entered into a stockholders support agreement with Parent, substantially in the form attached hereto as Exhibit A (the “Stockholders Support Agreement”), pursuant to which, inter alia, such Holders have (i) agreed to (A) vote all of their respective shares of Company Stock in favor of the Merger, this Agreement and transactions contemplated in this Agreement, (B) refrain from selling or transferring any shares of Company Stock during the term of the Stockholders Support Agreement, unless otherwise permitted thereunder, (C) enter into a holdback arrangement with respect to a portion of the consideration to be received in the Merger with respect to their shares of Company Stock and (D) enter into an indemnity arrangement in favor of Parent and its Affiliates with respect to certain losses related to business, operations and liabilities of the Company and its Subsidiaries, and (ii) consented to the amendments to the applicable provisions of the Certificates of Designation relating to the Company Convertible Preferred Stock held by such Holders to give effect to the treatment of the shares of Company Convertible Preferred Stock in accordance with Article IV of this Agreement, in each case of (i) and (ii), as more fully set forth in the Stockholders Support Agreement;

WHEREAS, the board of directors of Parent has (i) determined that it is in the best interests of Parent to enter into this Agreement and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and adopted the plan of merger set forth herein;

WHEREAS, in accordance with Section 8.2, the Company intends to provide Parent with a copy of the Company Stockholder Approval, as soon as practicable following the date of this Agreement and in lieu of calling a meeting of the Holders, and in any event within 24 hours following the execution of this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger, in each case, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

Article I

DEFINITIONS

Section 1.1. Definitions.

(a) Certain Terms. Whenever used in this Agreement (including in the Company Disclosure Letter and the Parent Disclosure Letter), the following terms shall have the respective meanings given to them below:

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such first Person.

“Alternative Transaction Proposal” means any inquiry, proposal, offer or indication of interest, written or oral (whether binding or non-binding and other than an inquiry, proposal, offer or indication of interest by Parent or an Affiliate of Parent) from any Person relating to: (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary that would constitute a “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act), (ii) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Company Subsidiary, of assets or properties that constitute 10% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or 10% or more of any class of equity securities of the Company or (iii) any tender offer or exchange offer in which any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of any class of equity securities of the Company, in each case, other than the Merger and the other transactions contemplated by this Agreement.

“AML Laws” means the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT ACT), and its implementing regulations.

“Applicable Law” means any applicable order, law (including common law), regulation, rule, ordinance, constitution, statute or treaty enacted, adopted, promulgated, issued, enforced, implemented or entered by any Governmental Entity.

“beneficial owner” or “beneficial ownership,” with respect to any shares of Company Common Stock or Company Convertible Preferred Stock, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the City of New York, United States of America or Dubai, United Arab Emirates are permitted or obligated by law to be closed for regular banking business.

“Certificates of Designation” means (i) the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company, dated October 7, 2020, (ii) the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Company, dated October 7, 2020, (iii) Certificate of Designations of Series C Preferred Stock, and (iv) Certificate of Designations of Series D Preferred Stock, each as corrected or otherwise amended.

“Claim” means any threatened, asserted, pending or completed action, suit or proceeding that arises out of such Indemnified Party’s status as a director or officer of the Company or any of the Company Subsidiaries or as a director, officer, employee or fiduciary of any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the Effective Time; provided that any such threatened, asserted, pending or completed action, suit or proceeding relating to criminal sanctions, violation or other criminal penalty will not be considered as a “Claim” for purposes of this Agreement.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Convertible Preferred Stock” means, collectively, the Company Series A Convertible Preferred Stock, the Company Series B Convertible Preferred Stock, the Company Series C Convertible Preferred Stock and the Company Series D Convertible Preferred Stock.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Equity Awards” means Options and Restricted Stock.

“Company Material Adverse Effect” means any Effect that, by itself or taken together with any and all other Effects, (A) is or would reasonably be expected to be materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole or (B) prevents, impairs or materially delays or would reasonably be expected to prevent, impair, or materially delay the consummation of the Merger or the other transactions contemplated hereby, except to the extent that such Effect results from (i) general economic or regulatory conditions or changes therein, (ii) financial or stock market fluctuations or conditions, (iii) changes in or events affecting the industries or markets in which the Company and the Company Subsidiaries operate, (iv) any change in U.S. GAAP or Applicable Law, (v) changes in the market price or trading volume of Company Common Stock (provided, that this clause (v) shall not prevent a determination that any event, occurrence, fact, circumstance, condition, change, development or effect underlying such failure has resulted in a Company Material Adverse Effect, unless such event, occurrence, fact, circumstance, condition, change, development or effect is otherwise excepted by this definition), (vi) any failure by the Company to meet any estimates or outlook of revenues or earnings or other financial projections (provided, that this clause (vi) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, unless such Effect is otherwise excepted by this definition), (vii) natural disasters, (viii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, (ix) the announcement of this Agreement and the transactions contemplated hereby, (x) any action by Parent or any of its Affiliates, or (xi) any action taken by the Company at the written request or with the written consent of Parent, except, in the case of clauses (i), (ii), (iii), (iv), (vii) and (viii), to the extent the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate, in the geographic markets in which they operate.

“Company Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Company Series B Convertible Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Company Series C Convertible Preferred Stock” means the Series C Preferred Stock, par value $0.001 per share, of the Company.

“Company Series D Convertible Preferred Stock” means the Series D Preferred Stock, par value $0.001 per share, of the Company.

“Company Software” means all Software owned or purported to be owned by, or developed by or for, the Company or any Company Subsidiary.

“Company Stock” means, collectively, the Company Common Stock and the Company Convertible Preferred Stock.

“Company Stock Plan” means the Company’s 2020 Equity and Incentive Plan, as amended from time to time.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases and all amendments, modifications and supplements thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Controlled Group Liability” means all liabilities (i) under Section 302 of ERISA, (ii) under Title IV of ERISA, (iii) under Sections 412 or 4971 of the Code, in the case of clauses (i), (ii) and (iii), that are imposed on the Company or any Company Subsidiary under or in respect of any Employee Program solely by reason of the treatment of the Company or any Company Subsidiary as a single employer with another Person as a result of the application of Section 414(b), (c), (m) or (o) of the Code or by reason of the treatment of the Company or any Company Subsidiary as under common control with another Person as a result of the application of Section 4001(b) of ERISA and (iv) in respect of a Multiemployer Plan that are imposed on the Company or any Company Subsidiary on a so-called “controlled group” basis, including under Section 414 of the Code.

“Dissenting Shares” means shares of Company Stock that are outstanding immediately prior to the Effective Time and with respect to which the Holder thereof (i) shall not have voted in favor of the Merger nor consented thereto in writing and (ii) shall have properly exercised dissenter’s rights with respect to such shares of Company Stock in accordance with Sections 92A.300 through 92A.500 of the NRS and otherwise complied with all of the provisions of the NRS relevant to the exercise and perfection of dissenters’ rights.

“Effect” means any event, occurrence, fact, circumstance, condition, change, development or effect.

“Encumbrance” means any mortgage, deed of trust, pledge, collateral assignment, claim, security interest, encumbrance, license, lien, charge or other similar restriction or limitation.

“Environmental Law” means any Applicable Law or Governmental Order relating to pollution, worker or public safety or health or the protection or restoration of the environment, natural resources, or to the manufacture, transportation, storage, handling, generation, disposal, processing, treatment, sale or distribution in commerce, use or Release of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as each may be amended from time to time, and all regulations, orders, decisions and decrees now or hereafter promulgated concerning any of the above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that would be deemed at any relevant time to be (i) a single employer with the Company or any Company Subsidiary pursuant to Section 414(b), (c), (m) or (o) of the Code or (ii) under common control with the Company or any Company Subsidiary under Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Shares” means shares of Company Stock held by Parent, Merger Sub or the Company, immediately prior to the Effective Time.

“Fully Diluted Common Stock Number” shall mean, as of immediately prior to the Effective Time, the number of shares without duplication equal to (a) the aggregate number of shares of Company Stock that are issued and outstanding on a fully-diluted, as converted-to Company Common Stock basis, including for the avoidance of doubt the number of Company Common Stock issuable upon the conversion of the Company Convertible Preferred Stock, plus (b) the aggregate number of shares of Company Common Stock issuable upon the full exercise, exchange or conversion of all outstanding and unexercised warrants to purchase shares of Company Common Stock, the Company Equity Awards, any convertible promissory notes, and any other securities convertible into or exercisable for shares of Company Common Stock, calculated in accordance with the treasury stock method, if applicable. For the avoidance of doubt, the Fully Diluted Common Stock Number shall exclude any shares owned or held by or for the account of the Company or any Company Subsidiaries.

“Governmental Entity” means any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, bureau, legislature, instrumentality, division, department, public body or other authority of any nation or government or any political subdivision thereof, whether foreign or domestic and whether national, supranational, federal, state, provincial, municipal or local.

“Governmental Official” means any officer or employee of a Governmental Entity or any department, agency, or instrumentality thereof, including any political subdivision thereof or any corporation or other Person owned or controlled in whole or in part by any Governmental Entity or any sovereign wealth fund, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Entity.

“Hazardous Substances” means any pollutant, material, contaminant, substance, chemical or waste in any form whatsoever (including products containing such therein), regulated, listed, designated, defined or restricted as hazardous, toxic or any words of similar import under, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law, including asbestos, petroleum and any petroleum products or byproducts, oil, polychlorinated biphenyls, urea formaldehyde, radon gas, methane gas, mold, radioactive materials (including any source, special nuclear, or by-product material), chlorofluorocarbons, lead or lead-based products and per- and polyfluoroalkyl substances.

“Holder” means any holder of Company Common Stock or Company Convertible Preferred Stock, as applicable.

“Intellectual Property” means all intellectual property rights arising under Applicable Law with respect to the following: (A) patents and patent applications (and any patents that issue as a result of those patent applications), including rights in respect of utility models or industrial designs, and any renewals, reissues, re-examinations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (B) trademarks, service marks, trade dress, logos and trade names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications (including intent to use applications) for registration thereof (collectively, “Trademarks”), (C) copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof (collectively, “Copyrights”), (D) mask work rights and registrations and applications for registration thereof, (E) trade secrets (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, methods, processes, techniques, formulae, algorithms, technical data, specifications, research and development information, or technology) (collectively, “Trade Secrets”), (F) URL and domain name registrations (collectively, “Domain Names”) and (G) other intellectual property rights now known or hereafter recognized.

“Intervening Event” means any event, fact, circumstance, development or occurrence (other than any event, fact, circumstance, development or occurrence primarily resulting from a breach of this Agreement by the Company) that was not known to or reasonably foreseeable by, or the material consequences of which were not known to or reasonably foreseeable by, the Company Board as of the date of this Agreement and does not relate to (A) an Alternative Transaction Proposal, (B) any changes after the date hereof in the market price or trading volume of Company Stock (it being understood that the underlying cause of any such changes may be considered and taken into account) or (C) the fact, in and of itself that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the underlying cause of any such events may be considered and taken into account), and in any case, which event, fact, circumstance, development or occurrence becomes known to or by the Company Board prior to the receipt of the Company Stockholder Approval.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means all information technology systems, computer systems, networks, servers, hardware, technology, Software, databases, websites and equipment used, owned, leased or licensed by the Company or any Company Subsidiary.

“Knowledge of Parent” means the knowledge, after a reasonable inquiry, of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter as of the date hereof.

“Knowledge of the Company” means the knowledge, after due inquiry, of the individuals listed on Section 1.1(a) of the Company Disclosure Letter.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under, any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.

“Option” means any option to purchase shares of Company Common Stock (whether or not vested) under the Company Stock Plan that is issued and outstanding as of the Effective Time.

“Organizational Documents” means, with respect to any Person, such Person’s articles of incorporation, certificate of incorporation, articles of organization, articles of association, memorandum of association, certificate of formation, bylaws, limited liability company agreement, certificates of designation relating to shares of preferred stock, or other organizational documents, as applicable.

“Owned Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any Company Subsidiary, including all Scheduled Intellectual Property and Company Software.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Material Adverse Effect” means any Effect that would (i) prevent, impair or materially delay consummation of the Merger or the other transactions contemplated hereby or (ii) otherwise materially adversely affect the ability of Parent or Merger Sub to perform their respective obligations hereunder.

“Per Share Merger Consideration” means an amount equal to the Total Merger Consideration divided by the Fully Diluted Common Stock Number, rounded to the nearest ten- thousandth.

“Permits” means registrations, applications, consents, licenses, requests for exemptions, permits, certifications, approvals, and other regulatory authorizations issued or granted by a Governmental Entity.

“Permitted Encumbrances” means (i) (A) Encumbrances for Taxes not yet due and payable and (B) Encumbrances for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP in the Company’s financial statements (or notes thereto) included in the most recent Company Reports, (ii) zoning restrictions, utility easements, rights of way and similar Encumbrances that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are customary for the applicable property type and locality and that do not materially detract from the value of or impair the use of such property as it is presently used, (iii) Encumbrances that would be disclosed on current surveys and any other Encumbrances of public record and that do not materially detract from the value of or impair the use of such property as it is presently used and (iv) any other Encumbrances (A) being contested in good faith in the ordinary course of business, or (B) for which adequate reserves have been established in accordance with U.S. GAAP in the Company’s financial statements (or notes thereto).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means all information in any form or media that identifies, could be used to identify or is otherwise related to an individual person (including any current, prospective, or former customer, end user or employee), including, but not limited to any definition for “personal information,” or any similar term provided by Applicable Law or by the Company or any Company Subsidiary in any of their privacy policies, notices or contracts (e.g., “personal data,” “personal health information,” “personally identifiable information” or “PII”).

“Privacy Laws” means, regardless of jurisdiction (domestic or foreign), any and all Applicable Laws, legal requirements and self-regulatory guidelines and binding industry standards (including of any applicable foreign jurisdiction), relating to the Processing of any Personal Information, including, but not limited to, the Federal Trade Commission Act, California Consumer Privacy Act, Payment Card Industry Data Security Standard, EU General Data Protection Regulation, UK General Data Protection Regulation, Controlling the Assault of Non-Solicited Pornography And Marketing Act, Telephone Consumer Protection Act, Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing rules and regulations, any and all applicable Laws relating to breach notification, the use of biometric identifiers, and the use of Personal Information for marketing purposes.

“Privacy Requirements” means all applicable Privacy Laws and all of the Company’s and the Company Subsidiaries’ policies, notices, and contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information.

“Processing” or “Processed” means the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any data, including Personal Information.

“Release” means any release, pumping, pouring, emitting, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposing or migration (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substances).

“Restricted Stock” means any restricted stock unit denominated in shares of Company Common Stock (whether or not vested) under the Company Stock Plan that is issued and outstanding as of the Effective Time.

“Sanctions Laws” means (a) Applicable Laws relating to economic sanctions, rules, regulations and executive orders of the United States, including the International Emergency Economic Powers Act (50 U.S.C. §§1701 et seq.), the Trading with the Enemy Act (50 App. U.S.C. §§1 et seq.) and any economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control and (b) any other economic sanctions Laws, rules or regulations of a Governmental Entity with applicable jurisdiction over the Company or any Company Subsidiary.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Subsidiary” of any Person means another Person, in which such first Person (i) owns, directly or indirectly, 50% or more of the outstanding voting securities, equity securities, profits interest or capital interest or (ii) is entitled to elect 50% or more of the members of the board of directors, board of managers or similar governing body.

“Superior Proposal” means an Alternative Transaction Proposal made after the date hereof and not resulting from a breach of Section 8.3, having terms that the Company Board determines in good faith (after consultation with its outside legal counsel and its independent financial advisor of nationally recognized reputation, taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal) would result in a transaction that, (i) if consummated, is more favorable from a financial point of view to the holders of Company Common Stock than the Merger (taking into account any changes to the terms of this Agreement proposed by Parent in response to any such Superior Proposal) and (ii) is reasonably capable of being completed on the terms proposed; provided, however, that, for purposes of this definition of “Superior Proposal,” the term “Alternative Transaction Proposal” shall have the meaning assigned to such term herein, except that the references to “10%” in such definition shall be deemed to be references to “50%.”

“Tax Return” means all returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed or supplied to a Taxing Authority.

“Taxes” means (i) any and all federal, state, local, foreign, provincial or territorial taxes, or any levies, duties, assessments and other governmental charges of any nature, whether imposed directly or through withholding by any Taxing Authority (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including income, franchise, premium, windfall or other profits, gross receipts, environmental, customs duty, stamp, property, sales, use, occupancy, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, escheat, unclaimed property, excise, withholding, ad valorem and value added taxes, (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or similar group (or being included (or required to be included) in any Tax Return related thereto) and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person with respect to the payment of any amounts of the type described in clause (i) or clause (ii).

“Taxing Authority” means any Governmental Entity responsible for the administration and collection of a Tax.

“Total Merger Consideration” means $35,855,000.

“U.S. GAAP” means United States generally accepted accounting principles.

“Virtual Data Room” means the virtual “data room” set up by the Company in connection with this Agreement.

(b) Interpretation Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, Exhibits to and Schedules delivered with this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “$” shall be deemed references to the lawful money of the United States of America. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. Any document or item will be deemed “delivered,” “provided” or “made available” by the Company within the meaning of this Agreement if such document or item (i) is included in the Virtual Data Room but only to the extent such information or documents were accessible to Parent or its Representatives at least two Business Days prior to the date of this Agreement or (ii) is otherwise delivered to Parent in a manner reasonably acceptable to Parent, in its sole discretion.

(c) Interpretation of Disclosure Letters. The disclosure of any fact, information or item in any Section of the Company Disclosure Letter or the Parent Disclosure Letter shall, should the existence of such fact, information or item be relevant to any other Section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, be deemed to be disclosed with respect to such other Section so long as the relevance of such disclosure to such other Section is reasonably apparent on the face of such disclosure. Nothing in the Company Disclosure Letter or the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company, Parent or Merger Sub, as applicable, made herein.

(d) Additional Terms. The following terms are defined in the corresponding Sections of this Agreement:

Term	Section
Adverse Recommendation Change	Section 8.3(d)
Agreement	Preamble
Articles of Merger	Section 2.3
Audited Financial Statements	Section 5.7(b)
Book-Entry Shares	Section 4.2(f)(i)
By-Laws	Section 3.2
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 4.3(e)
Company	Preamble
Company Board	Recitals
Company Contract	Section 5.15(a)
Company Employees	Section 8.6(a)
Company Leased Property	Section 5.13(b)
Company Real Property Leases	Section 5.13(c)
Company Recommendation	Section 5.4(b)
Company Related Party Contracts	Section 5.24
Company Reports	Article V
Company Representative	Section 5.26
Company Stockholder Approval	Section 5.4(a)
Company Subsidiaries	Section 5.2(b)
Company Termination Fee	Section 10.3(a)
Confidentiality Agreement	Section 8.1
Effective Time	Section 2.3
Employee Program	Section 5.16(a)
Export Approvals	Section 5.25
FCPA	Section 5.26
Financial Statements	Section 5.7(b)
Foreign Employee Program	Section 5.16(q)
Governmental Requirements	Section 5.5(a)
Holdback	Section 4.2(e)
Holdback Amount	Section 4.2(e)
Indemnified Parties	Section 8.7(a)
Information Statement	Section 8.2(a)
Insurance Policy	Section 5.19
Interim Balance Sheet	Section 5.7(b)
Letter of Transmittal	Section 4.3(a)(iii)
Licensed Intellectual Property	Section 5.18(d)
Merger	Recitals
Merger Fund	Section 4.3(a)(i)
Merger Sub	Preamble
New Plans	Section 8.6(b)
New Welfare Plans	Section 8.6(b)
NRS	Recitals
Old Plans	Section 8.6(b)
OTC	Section 5.5(a)
Outside Date	Section 10.1(b)
Parent	Preamble
Paying Agent	Section 4.3(a)(i)
Personnel IP Contracts	Section 5.18(f)
Proxy Statement	Section 5.8
Representatives	Section 8.1
Scheduled Intellectual Property	Section 5.18(a)
Specified Courts	Section 11.5(b)
Stockholders Support Agreement	Recitals
Surviving Charter	Section 3.1
Surviving Corporation	Section 2.1
Takeover Statute	Section 5.20
Unaudited Financial Statements	Section 5.7(b)
WARN	Section 5.17(f)

Article II

THE MERGER; CLOSING; EFFECTIVE TIME

Section 2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2. Closing. The closing of the Merger (the “Closing”) shall take place (a) remotely by conference call and via the exchange of documents and signatures in accordance with Section 11.9 at 11:00 a.m. (New York time), on the second (2nd) Business Day after all of the conditions set forth in Article IX have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”).

Section 2.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file the articles of merger as contemplated by the NRS (the “Articles of Merger”), together with any related certificates, filings and recordings, with the Secretary of State of the State of Nevada, in such form as required by, and executed in accordance with the relevant provisions of, the NRS. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada or at such later date and time as permitted under the NRS and as the Company and Parent may agree upon and as is set forth in such Articles of Merger (such time, the “Effective Time”).

Article III

THE SURVIVING CORPORATION

Section 3.1. Articles of Incorporation. At the Effective Time, by virtue of the Merger, the articles of incorporation of the Surviving Corporation shall, subject to Section 8.7, be amended and restated to be in the form of the articles of incorporation attached hereto as Exhibit B and, as so amended and restated, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation (the “Surviving Charter”), until thereafter amended as provided therein or by Applicable Law.

Section 3.2. By-Laws. From and after the Effective Time, the by-laws of the Surviving Corporation shall be amended and restated to be identical to the form of the by-laws of the Merger Sub as in effect immediately prior to the Effective Time, and as so amended, shall be the by-laws of the Surviving Corporation, except that any reference to Merger Sub shall be amended to reference the Surviving Corporation, and the form shall be amended to include such provisions as are necessary to give full effect to Section 3.1 (as so amended, the “By-Laws”), until thereafter amended as provided therein or by Applicable Law.

Section 3.3. Directors and Officers. Subject to Applicable Law, (a) the directors of the Surviving Corporation immediately after the Effective Time shall be the directors of Merger Sub as of immediately prior to the Effective Time and (b) the officers of the Surviving Corporation immediately after the Effective Time shall be the officers of the Company as of immediately prior to the Effective Time, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the NRS, the Surviving Charter and the By-Laws.

Article IV

EFFECT OF THE MERGER ON STOCK;

EXCHANGE OF COMPANY STOCK

Section 4.1. Merger Consideration. The aggregate consideration to be paid to the Holders in respect of the Merger shall be the Total Merger Consideration, subject to the terms of this Article IV, which shall be paid in accordance with the terms of this Article IV, provided that, notwithstanding anything contained in this Agreement to the contrary, the Holdback Amount payable with respect to the shares of Company Stock held by Holders who are parties to the Stockholders Support Agreement shall be paid in accordance with the terms and conditions set forth in the Stockholders Support Agreement.

Section 4.2. Effect of Merger. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any equity interests in the Company or Merger Sub and subject in each case to Section 4.2(d):

(a) Each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be cancelled and automatically converted into the right to receive, without interest and subject to any applicable withholding obligations, the Per Share Merger Consideration.

(b) Each share of Company Series A Convertible Preferred Stock, Company Series B Convertible Preferred Stock, Company Series C Convertible Preferred Stock and Company Series D Convertible Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be cancelled and automatically converted into the right to receive, without interest and subject to any applicable withholding obligations, the product of (x) the Per Share Merger Consideration and (y) the number of shares of Company Common Stock that are issuable upon the conversion of such shares of Company Convertible Preferred Stock into shares of Company Common Stock in accordance with the applicable provisions of the Certificates of Designation.

(c) In no event will the aggregate consideration payable with respect to all of the outstanding shares of Company Stock on a fully diluted basis (inclusive of the Holdback Amount) pursuant to the terms of this Agreement exceed the Total Merger Consideration, subject to any applicable Taxes.

(d) Holdback. The Holders set forth in Exhibit C shall be subject to a holdback arrangement pursuant to the terms and conditions of the Stockholders Support Agreement whereby a portion of the consideration payable to such Holders with respect to the shares of Company Stock owned by them pursuant to this Article IV will be withheld by Parent and paid following the Closing subject to the terms and conditions set forth in such agreement (such amount being withhold as applied to each Holder, a “Holdback” and, the aggregate amount withheld pursuant to each Holdback, the “Holdback Amount”). The terms and conditions governing each Holdback will be as set forth in the Stockholders Support Agreement entered into with each such Holder.

(e) Cancellation of Company Stock.

(i) Each share of Company Stock converted into the right to receive the Per Share Merger Consideration pursuant to Section 4.2 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any such share of Company Common Stock (each, a “Certificate”) or Company Stock represented by book-entry (the “Book-Entry Shares”) (other than Certificates or Book-Entry Shares representing Excluded Shares or Dissenting Shares) shall thereafter represent only the right to receive, for each applicable share of Company Stock, the Per Share Merger Consideration upon surrender of such Certificate or transfer of such Book-Entry Shares in accordance with this Article IV.

(ii) Each Excluded Share issued and outstanding immediately prior to the Effective Time, by virtue of the Merger, shall cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(f) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 4.3. Exchange of Company Stock for Merger Consideration.

(a) The Paying Agent and Procedures.

(i) Prior to the Effective Time, Parent shall select and engage a bank or trust company reasonably acceptable to Company as paying agent (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit with the Paying Agent, separate and apart from its other funds, for the benefit of holders of shares of Company Stock outstanding immediately prior to the Effective Time, cash in an amount equal to the Total Merger Consideration, minus the Holdback Amount, that such holders are entitled to receive pursuant to this Article IV (such cash, the “Merger Fund”). Parent shall be responsible for all fees and expenses of the Paying Agent.

(ii) The Merger Fund shall be invested by the Paying Agent in (A) direct obligations of the United States of America, (B) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (C) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of McGraw Hill Financial, or a combination thereof, as directed by and for the benefit of Parent; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Company Stock following completion of the Merger pursuant to this Article IV, and Parent shall take all actions necessary to ensure that the Merger Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Article IV. Any and all interest and other income earned on the Merger Fund shall promptly be paid to Parent.

(iii) As promptly as reasonably practicable after the Effective Time, but in no event more than five Business Days following the Effective Time, Parent shall cause the Paying Agent to mail (and to make available for collection by hand) to each Holder (A) a letter of transmittal in the form attached hereto as Exhibit E (the “Letter of Transmittal”), which letter is incorporated by reference herein, which includes an acknowledgement of the Holder of the cancellation of all the Company Shares held by such Holder in exchange for the right to receive consideration payable under Section 4.1, in each case subject to Section 4.2(e), and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent and (B) instructions for effecting the surrender of the Certificates or transfer of the Book-Entry Shares in exchange for the portion of the Total Merger Consideration payable to such Holder. The Letter of Transmittal shall include a customary waiver and release in favor of the Company and the Holders, pursuant to which each Holder executes a full and unconditional release regarding any and all claims as a stockholder, including the calculation of the Total Merger Consideration, which shall be in such form and have such other provisions as the Company may reasonably agree, as a condition to receiving the portion of the Total Merger Consideration payable to such Holder.

(iv) Upon (A) surrender to the Paying Agent of Certificates for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, or (B) compliance with the reasonable procedures established by the Paying Agent for delivery of Book-Entry Shares and delivery of a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, each holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, in cash, the portion of the Total Merger Consideration payable to such Holder in respect thereof in the form of a check to be mailed within three Business Days of receipt by the Paying Agent of such Certificates or Book-Entry Shares, and the Certificates so surrendered and Book-Entry Shares so transferred shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or due transfer of the Book-Entry Shares. The Paying Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(v) In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment of the relevant portion of the Total Merger Consideration in respect of the applicable shares of Company Stock may be made to a Person other than the Person in whose name the Certificates so surrendered or the Book-Entry Shares so transferred are registered if such Certificates shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and, in each case, the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the applicable portion of the Total Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(b) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Stock outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be marked cancelled and exchanged as provided in this Article IV.

(c) Termination of Merger Fund. Any portion of the Merger Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares and other eligible Persons in accordance with this Article IV following 12 months after the Effective Time shall be delivered to Parent upon demand, and any such holder who has not previously complied with this Article IV shall thereafter look only to Parent, and Parent shall remain liable, for payment of any such holder’s claim for their portion of the Total Merger Consideration.

(d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the portion of the Total Merger Consideration due to such Person in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Company Common Stock for purposes of this Article IV.

(e) Withholding Taxes. Parent, Merger Sub, the Surviving Corporation, each Company Subsidiary and the Paying Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Total Merger Consideration and any other amounts payable pursuant to this Agreement, such amounts, as are required to be deducted and withheld under any provision of any Applicable Law (including the Internal Revenue Code of 1986, as amended (the “Code”), as well as any other domestic or foreign Applicable Law), including without limitation (x) U.S. federal withholding Taxes required under Section 1445 of the Code to the extent the Company does not deliver to Parent the certificate required under Section 8.14 and (y) the Indian Withholding Tax. To the extent that amounts are so withheld and remitted to the relevant Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

(f) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) No Other Rights. Until surrendered or transferred, as applicable, in accordance with this Section 4.3, each Certificate and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable portion of the Total Merger Consideration and Holdback Amount, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time that may have been authorized by the Company and that remain unpaid at the Effective Time. The applicable portion of the Total Merger Consideration paid upon the surrender of any Certificate or the transfer of any Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and Company Stock formerly represented thereby, except with respect to any payment due pursuant to a Holdback.

Section 4.4. Dissenter’s Rights.

(a) Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into, and the Holders of Dissenting Shares shall have no right to receive, any portion of the Total Merger Consideration or Holdback Amount as provided in Section 4.1, unless and until such Holder fails to perfect or withdraws or otherwise loses its dissenter’s rights to payment thereunder pursuant to the NRS. Any Dissenting Shares, the Holder of which fails to perfect or who effectively withdraws or otherwise loses its dissenter’s rights with respect to its Dissenting Shares pursuant to the terms of NRS 92A.300 through 92A.500, shall thereupon be deemed to have been converted into, and to have become exchangeable solely for, as of the Effective Time, the right to receive their allocable portion of the Total Merger Consideration and Holdback Amount (without interest thereon) as provided in Section 4.1, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 4.3 of the Certificates or Book-Entry Shares.

(b) Any Dissenting Shares shall be converted into and represent only the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Section 92A.300 through 92A.500 of the NRS, less any applicable Taxes required to be withheld in accordance with Section 4.3(e) with respect to such payment (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Holders shall cease to have any other right with respect thereto).

(c) The Company shall notify Parent as promptly as reasonably practicable of any demands for payment received by the Company and any withdrawals of such demands, and shall provide Parent a reasonable opportunity to participate in all negotiations and proceedings with respect to demands for payment under the NRS. Prior to the Effective Time, except as required by Applicable Law, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for payment in accordance with the NRS, or agree to do any of the foregoing.

Section 4.5. Adjustments to Prevent Dilution. In the event that, at any time during the period from the date hereof to immediately prior to the Effective Time, the Company, notwithstanding Section 7.1(e), changes (or establishes a record date for changing) the number of shares of Company Common Stock or Company Convertible Preferred Stock issued and outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding shares of Company Common Stock and Company Convertible Preferred Stock, then the Per Share Merger Consideration shall be appropriately adjusted to reflect such change.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed to Parent in the Company Disclosure Letter and except as disclosed in any form, report, schedule, statement or other document (including all amendments thereto) publicly filed with, or furnished to, the SEC (the “Company Reports”) on or after January 1, 2023, but at least two Business Days prior to the date of this Agreement, by the Company or incorporated by reference into any such document, excluding any such disclosure under the headings “Risk Factors,” “Forward Looking Statements” or any similar forward looking sections, the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1. Organization. The Company (a) is a corporation duly organized and validly existing under the laws of the State of Nevada, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent or Merger Sub true, correct and complete copies of its Organizational Documents, as amended and in effect on the date hereof. The Company is not in violation of any provisions of its Organizational Documents, except as set forth in Section 5.1 of the Company Disclosure Letter.

Section 5.2. Company Subsidiaries.

(a) Except as set forth on Section 5.2(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary owns or holds the right to acquire any shares, stock, partnership interest, joint venture interest or other equity interest in any other corporation, limited liability company, partnership, organization or entity, except in relation to the Company Subsidiaries. Any disclosure included on Section 5.2(a) of the Company Disclosure Letter will include the percentage of the equity interests of such entities held by the Company or the Company Subsidiary, and the respective state or jurisdiction of organization of each such entity. Except as set forth on Section 5.2(a) of the Company Disclosure Letter, all such equity interests are owned by the Company or the Company Subsidiary, as applicable, free and clear of any Encumbrances, other than Permitted Encumbrances.

(b) Section 5.2(b) of the Company Disclosure Letter sets forth the name of each direct or indirect subsidiary of the Company (collectively, the “Company Subsidiaries”) and the state or jurisdiction of its organization. Each Company Subsidiary (i) is a corporation, limited liability company, partnership or other entity duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (ii) has all requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business as a foreign corporation, limited liability company, partnership or other organization and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except as set forth on Section 5.2(c) of the Company Disclosure Letter, the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable (to the extent such concept is applicable to such shares and other equity interests) and are owned by it free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 5.3. Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of (i) 800,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Company Convertible Preferred Stock, of which (A) 130,000 shares are designated as Series A Convertible Preferred Stock, (B) 870,000 shares are designated as Series B Convertible Preferred Stock, (C) 200 shares are designated as Series C Convertible Preferred Stock and (D) 200 shares are designated as Series D Convertible Preferred Stock.

(b) As of the date hereof, (i) 799,141,770 shares of Company Common Stock are issued and outstanding, (ii) 120,065 shares of Company Series A Convertible Preferred Stock are issued and outstanding, (iii) 820,800 shares of Company Series B Convertible Preferred Stock are issued and outstanding, (iv) 195 shares of Company Series C Convertible Preferred Stock are issued and outstanding, (v) 180 shares of Company Series D Convertible Preferred Stock are issued and outstanding and (vi) 40,000,000 shares of Company Common Stock are authorized for issuance under the Company Stock Plan.

(c) As of the date hereof, there are no outstanding Company Equity Awards. The Company has made available to Parent an accurate and complete copy of the Company Stock Plan.

(d) All of the outstanding shares of capital stock or other equity interests of the Company (i) have been duly authorized and are validly issued, fully paid and non-assessable, (ii) were issued in compliance with Applicable Law and (iii) were not issued in breach or violation of any Contract or right of first refusal, right of first offer or similar right. Except as set forth on Section 5.3(d) of the Company Disclosure Letter, there are no outstanding options, warrants, redemption rights, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares or securities containing any equity features of the Company, or Contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares or other equity interests or options, warrants, scrip, rights to subscribe to, purchase rights, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares or other equity interests.

(e) Except as set forth on Section 5.3(e) of the Company Disclosure Letter, there are no securities or rights of the Company or any Company Subsidiary, or Contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is bound, obligating either the Company or any Company Subsidiary to redeem or otherwise acquire any shares, shares of capital stock or other equity interests of the Company or any Company Subsidiary.

(f) Except as set forth on Section 5.3(f) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or that are convertible into or exchangeable or exercisable for shares or securities having the right to vote) with the equity holders of the Company or any Company Subsidiary on any matter. Except as set forth on Section 5.3(f) of the Company Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the shares, shares of capital stock or other equity interests of the Company or any Company Subsidiary.

Section 5.4. Authority for Agreements.

(a) The execution and delivery by the Company of this Agreement, the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Stockholder Approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative approval of the holders of at least a majority of the voting power of the issued and outstanding shares of Company Common Stock, assuming the conversion into shares of Company Common Stock of the outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, the Holders of which vote together with the Holders of the Company Common Stock on an as-converted basis, is the only approval of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”).

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder have been duly and validly authorized by the Company Board. The Company Board has unanimously adopted resolutions (i) determining that it is in the best interests of the Company and the stockholders of the Company to enter into this Agreement, (ii) approving this Agreement and the transactions contemplated hereby, including the Merger, and adopting the plan of merger set forth herein, and (iii) recommending the plan of merger set forth in this Agreement to the stockholders of the Company and that the stockholders of the Company approve such plan of merger (the “Company Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn.

(c) Except as otherwise provided in Section 5.4 of the Company Disclosure Letter, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms of this Agreement, subject to bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws relating to or affecting creditors’ rights or to general principles of equity.

Section 5.5. Consents and Approvals; No Violations.

(a) Except as set forth on Section 5.5(a) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except for (i) the applicable requirements of the OTC Markets Group (the “OTC”), (ii) the applicable requirements of the Exchange Act, (iii) the filing of the Articles of Merger pursuant to the NRS, (iv) any registration, filing or notification required pursuant to state securities or blue sky laws (the requirements in clauses (i) through (iv), collectively, the “Governmental Requirements”) and (v) any such consent, approval, authorization, permit, filing or notification, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to be material.

(b) The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, (i) subject to the Company Stockholder Approval violate any provision of the Organizational Documents of the Company or any Company Subsidiary, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any Company Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets or properties may be bound, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of the Company or any Company Subsidiary or (iv) assuming the Company Stockholder Approval and all consents, approvals, authorizations and permits contemplated in Section 5.5(a) have been obtained, and all filings, notifications or registrations in such clauses have been made, violate or conflict with any law, rule, regulation, order, judgment or decree to which the Company or any Company Subsidiary is subject, except, in the case of clauses (ii), (iii) and (iv), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts that, individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect.

(c) Except as set forth on Section 5.5(c) of the Company Disclosure Letter, the Company Stockholder Approval is the only consent, approval, authorization or permit required to be obtained from any Person to adopt this Agreement and to consummate the Merger and the transactions contemplated hereby.

Section 5.6. Compliance with Laws; Permits.

(a) Except as set forth on Section 5.6(a) of the Company Disclosure Letter, the Company and each Company Subsidiary has not violated and is and has been in compliance in all material respects with all Applicable Laws. Neither the Company nor any Company Subsidiary has received any written notice, has any knowledge of, or otherwise been advised, of any violation of any Applicable Law in any material respect. This Section 5.6(a) does not relate to any employment or labor matters, which are the subject of Section 5.16 and Section 5.17, or to any tax matters, which are the subject of Section 5.12.

(b) The Company and the Company Subsidiaries (i) have all Permits required to conduct their respective businesses as now conducted and (ii) are and have been in compliance with all such Permits in all material respects. All Permits are valid and in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Permits and no limitation, restriction, suspension, cancellation, revocation, withdrawal, modification or non-renewal of any such Permit is pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no event has occurred that would result in the limitation, restriction, suspension, cancellation, revocation, withdrawal, modification or non-renewal of any such Permit.

Section 5.7. Company Financial Statements; SEC Reports.

(a) Except as set forth in Section 5.7(a) of the Company Disclosure Letter, the Company Reports required to be filed or furnished by the Company or any Company Subsidiary have been filed with or furnished to the SEC. As of its respective date, or if amended, as of the date of the last amendment filed prior to the date hereof, each Company Report and Financial Statement (i) complied in all material respects with the requirements of the SEC, the Exchange Act, and the Securities Act as in each case may be applicable and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements.

(b) The Company has made available to Parent true, correct and complete copies of (i) the audited consolidated balance sheets of the Company as of May 31, 2023 and May 31, 2024, and the audited consolidated statements of operations, stockholders’ equity, and cash flows of the Company for the fiscal years ended May 31, 2023 and May 31, 2024, together with the auditor’s report thereon (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets of the Company as at December 31, 2024 (the “Interim Balance Sheet”), and the associated income statement and cash flows of the Company for the seven-month period then ended (collectively, the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Audited Financial Statements (except as may be indicated in the notes thereto) comply as to form in all material respects, and were prepared in accordance, with U.S. GAAP applied on a consistent basis throughout the periods involved. The Financial Statements fairly present in all material respects the financial position of the Company as of the date thereof and the results of its operations and changes in stockholders’ equity and cash flows for the period indicated therein (as applicable) and were derived from and accurately reflect in all material respects, the books and records of the Company, and, with respect to the Audited Financial Statements, comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act, or the Securities Act in effect as of the respective dates thereof. All financial projections with respect to the Company that have been delivered by or on behalf of the Company were prepared in good faith using assumptions that the Company believes to be reasonable.

(c) Since January 1, 2021, the Company has maintained disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. Since January 1, 2021, the Company has maintained internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. The Company’s Chief Executive Officer and Chief Financial Officer have disclosed, based on their most recent evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement, to the Company’s independent auditors and the audit committee of the board of directors of the Company, (i) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) Except as set forth on Section 5.7(d) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company Reports and, to the Knowledge of the Company, none of the Company Reports is subject to ongoing SEC staff review or investigation as of the date hereof.

(e) No Company Subsidiary is required to file any form, report, schedule, statement or other document with the SEC.

(f) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 5.8. Company Information in Information Statement and Proxy Statement. The information supplied or to be supplied in writing by the Company or any Company Subsidiary for inclusion in the Information Statement to be filed by the Company with the SEC, or if applicable, the proxy statement of the Company to be filed with the SEC in connection with the Merger (such proxy statement, as amended or supplemented, the “Proxy Statement”), will not, on the date it is first mailed to the stockholders of the Company or at the time it (or any amendment or supplement thereto) is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company as to the accuracy of any financial projections or forward-looking statements, or with respect to statements made therein based on information supplied by Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference therein. The Information Statement and any Proxy Statement will comply as to form and substance in all material respects with the Exchange Act.

Section 5.9. Absence of Certain Changes. Except as set forth on Section 5.9 of the Company Disclosure Letter, since May 31, 2024, (a) there has been no Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect and (b) the Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, from May 31, 2024 until the date hereof, except (y) as set forth on Section 5.9 of the Company Disclosure Letter, or (z) as expressly contemplated by this Agreement, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of, or would require the consent of Parent under, Section 7.1.

Section 5.10. Absence of Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since May 31, 2024 in the ordinary course of business of the Company and the Company Subsidiaries, (c) arising under this Agreement or the performance by the Company or its obligations hereunder, (d) pursuant to any intercompany agreement or (e) that, individually or in the aggregate, would not reasonably be expected to be material to the Company or the Company Subsidiaries.

Section 5.11. Litigation. Except as set forth on Section 5.11 of the Company Disclosure Letter, there are no (a) Actions or investigations, pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, or any of their respective executive officers or directors (in their capacities as such), whether at law or in equity, before or by any Governmental Entity or before any arbitrator or (b) judgments, decrees, injunctions, rules, awards, writs or orders of any Governmental Entity or arbitrator outstanding against the Company or any of the Company Subsidiaries, or any settlement to which the Company or any of the Company Subsidiaries is party or by which their assets are bound. This Section 5.11 does not relate to any tax matters, which are the subject of Section 5.12 or to any employee benefit plan, employee or labor matters, which are the subject of Section 5.16 and Section 5.17.

Section 5.12. Taxes.

(a) Except as set forth in Section 5.12(a) of the Company Disclosure Letter, the Company and each Company Subsidiary has timely filed or caused to be timely filed (taking into account any applicable extensions of time in which to make such filing) with the appropriate Taxing Authority all Tax Returns that are required to be filed by, or with respect to it, and all such Tax Returns are true, complete and correct in all material respects.

(b) All Taxes owed by the Company and the Company Subsidiaries (whether or not shown on any Tax Returns) have been timely paid.

(c) No deficiency or proposed adjustment that has not been paid, settled or resolved for any amount of Taxes has been proposed, asserted or assessed against the Company or any of the Company Subsidiaries.

(d) Except as set forth in Section 5.12(d) of the Company Disclosure Letter, there are no ongoing or pending audits, administrative or judicial proceedings, investigations, claims, disputes, deficiencies or other examinations relating to Taxes or Tax Returns of the Company or any Company Subsidiary that have been commenced by or against a Taxing Authority and no such audits, proceedings, investigations, claims, disputes, deficiencies or other examinations have been threatened. Any past audits have been completed and fully resolved to the satisfaction of the applicable Taxing Authority conducting such audit and all Taxes determined by such audit to be due from the Company or any of the Company Subsidiaries have been paid in full to the applicable Taxing Authorities.

(e) No claim has been made by a Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to Tax or an obligation to file a Tax Return in that jurisdiction.

(f) The Company or each Company Subsidiary has deducted, withheld and timely paid to the appropriate Taxing Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party and the Company and each Company Subsidiary has complied with all associated reporting and recordkeeping requirements in all respects. The Company and each Company Subsidiary has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Taxing Authorities, or has been furnished with and maintained valid exemption certificates.

(g) Neither the Company nor any Company Subsidiary has requested or agreed to extend the time in which any Tax may be assessed or collected or any Tax Return may be filed, which extension is still in effect (other than extensions of time to file Tax Returns obtained in the ordinary course).

(h) To the Knowledge of the Company, there are no Encumbrances for Taxes (except for Permitted Encumbrances) on any of the assets of the Company or any Company Subsidiary.

(i) Neither the Company nor any Company Subsidiary is a party to or bound by any closing agreement, private letter ruling, technical advance memoranda, offer in compromise, or any other agreement with any Taxing Authority. There is no Tax holiday, Tax abatement or similar arrangement currently being utilized by the Company or any Company Subsidiary that will not continue to be available to the Company or such Company Subsidiary to the same extent following the Closing. Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement entered into in the ordinary course of business consistent with past practice the primary focus of which is not Tax).

(j) Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(k) Neither the Company nor any Company Subsidiary has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of Applicable Law.

(l) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of Applicable Law), (ii) any installment sale or open transaction occurring or entered into on or prior to the Closing Date, (iii) any use of an improper method of accounting or a change in accounting method change or agreement with any Taxing Authority for any taxable period (or portion thereof) ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any similar provision of Applicable Law), (iv) any prepaid amount received on or prior to the Closing Date, (v) any intercompany transaction or excess loss account described in Section 1502 of the Code (or any similar provision of Applicable Law), (vi) any election pursuant to Section 108(i) of the Code (or any similar provision of Applicable Law) made with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date or (vii) any income inclusion pursuant to Sections 706, 951 or 951A of the Code (or any similar provision of Applicable Law), which income is attributable to economic activity occurring prior to the Closing.

(m) Neither the Company nor any Company Subsidiary (i) has been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any affiliated, consolidated, combined, unitary or similar group for Tax purposes under Applicable Law (other than the group of which the Company is the common parent) or (ii) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), by Contract, by operation of Applicable Law, as a transferee or successor, or otherwise.

(n) The Company and each Company Subsidiary is in compliance in all respects with all applicable transfer pricing requirements (including applicable documentation requirements) under Applicable Law. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes or Tax Returns of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has any outstanding liability for escheat, abandoned or unclaimed property under any Applicable Law.

(o) The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) Neither the Company nor any of its Affiliates is subject to any U.S. federal, state or local Taxes (including pursuant to Section 7874 of the Code, including the rules under that provision with respect to any non-ordinary course distributions by the Company or any predecessor prior to the Closing) as a result of the transactions contemplated by this Agreement.

(q) For purposes of this Section 5.12, any reference to the Company or any Company Subsidiary shall be deemed to include any Person that merged with or was liquidated or converted into the Company or any Company Subsidiary.

Section 5.13. Title to Property.

(a) The Company and the Company Subsidiaries do not own, and have never owned, any real property.

(b) Section 5.13(b) of the Company Disclosure Letter contains a list of all real property leased or subleased presently by the Company or any Company Subsidiary (the “Company Leased Property”). The Company has delivered to Parent a true, correct and complete copy of all leases, subleases, licenses, occupancy agreements together with all amendments, supplements, assignments, extensions thereto and guaranties thereof with respect to each Company Leased Property (collectively, the “Company Real Property Leases”), each of which is disclosed in Section 5.13(b) of the Company Disclosure Letter.

(c) (i) The Company or the Company Subsidiaries have good and valid leasehold interest in, sub-leasehold interest in, or other occupancy right with respect to, the Company Leased Property, and such Company Leased Property is sufficient to allow each of the Company and the Company Subsidiaries, as applicable, to conduct their business as and where currently conducted, (ii) none of the Company Leased Property is in need of repair or replacement or is otherwise not in good working order, (iii) neither the whole nor any portion of any Company Leased Property has been damaged or destroyed by fire or other casualty and (iv) there are no existing, pending or threatened condemnation, eminent domain, zoning, building code or moratorium proceedings or similar proceedings affecting any of the Company Leased Property.

(d) With respect to each of the Company Real Property Leases, (i) such Company Real Property Lease is valid and binding on the Company or the Company Subsidiaries, as applicable, (ii) none of the Company or any of the Company Subsidiaries or any other party to such Company Real Property Lease, is in breach, or violation of, or in default under, such Company Real Property Lease and is not alleged to be in breach, violation of, or in default under such Company Real Property Lease by the counterparty thereto and (iii) no event has occurred that would result in such a breach or violation of, or a default under, such Company Real Property Lease. None of the Company nor any Company Subsidiary has subleased, licensed or granted any Person (other than any Company Subsidiary) any right to the use or occupancy of any Company Leased Property or any part thereof and there is no Person (other than the Company or any Company Subsidiary) in possession of any Company Leased Property. None of the Company Real Property Leases have been cancelled or otherwise terminated and neither the Company nor the Company Subsidiaries has received any written notice from any Person regarding any such cancellation or termination.

(e) The Company has delivered or made available to Parent prior to the date hereof true, complete and correct copies of all Company Real Property Leases.

(f) The present use and operation of the Company Leased Property is authorized by, and is in compliance with all applicable zoning, land use, covenants, conditions, restrictions, Applicable Laws and other legal requirements.

(g) Neither the Company nor any Company Subsidiary is party to any contract or subject to any claim that may require the payment of any real estate brokerage commissions, and no commission is owed with respect to any of the Company Leased Property. There are no outstanding options or other contractual rights to sell or lease, or rights of first refusal to purchase, sell or lease the Company Leased Property or any portion thereof or interests therein, reversion rights, preemptive rights or contracts relating to the right to receive any portion of the income or profits from the sale thereof. Neither the Company nor any Company Subsidiary has any contractual obligation, nor has entered into any contract, to purchase any real property or sell any interest in a Company Real Property Lease.

(h) All of the buildings, fixtures, structures and other improvements constituting the Company Leased Property are in good order, working condition and repair, suitable for the conduct of the business of the Company and Company Subsidiaries, and there are no impediments on the ability to use the Company Leased Property for its intended purpose in the ordinary course of business.

(i) Neither the Company nor any Company Subsidiary has made any application for a re-zoning of any Company Leased Property, and to the Knowledge of the Company there is no proposed or pending change to any zoning laws affecting any Company Leased Property.

(j) The Company Leased Property is serviced by all private and public utility services that are necessary for the operations of the business on the Company Leased Property and, to the Knowledge of the Company, there are no facts, circumstances or conditions that are reasonably likely to result in the termination of such connections.

(k) Each of the Company and the Company Subsidiaries, in respect of all of its material properties, assets and other rights that do not constitute the Company Leased Property (other than Intellectual Property), (i) has good and valid title thereto free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) owns, has valid leasehold interests in or valid contractual rights to use, all of such material properties, assets and other rights, tangible and intangible (other than Intellectual Property), used by its business, in each case, except for Permitted Encumbrances.

Section 5.14. Environmental Matters.

(a) The Company and each Company Subsidiary is in compliance with, and at all times has been in compliance with, in all material respects, all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws to conduct their respective businesses and occupy Company Leased Property.

(b) There is no material Action or investigation pending or, to the Knowledge of the Company, threatened, that asserts a violation of or liability (contingent or otherwise) under Environmental Law that would impact the Company or any of the Company Subsidiaries or their respective businesses.

(c) There has been no use, handling, storage, manufacture, sale, distribution, treatment, transportation, disposal, arranging or permitting the disposal of or Release of, or exposure of any Person to, or ownership, lease or operation of any real property contaminated by, any Hazardous Substance, including any Company Leased Property or any real property formerly owned, leased or operated by the Company or any Company Subsidiary, in each case so as to give rise to any material liability (contingent or otherwise) under any Environmental Law for or otherwise impacting the Company or any Company Subsidiary (or any predecessors of either the Company or any Company Subsidiary to the extent giving rise to a material liability (contingent or otherwise) of the Company or any Company Subsidiary).

(d) Neither the Company nor any Company Subsidiary: (i) has received any written notice, demand, request for information, report or other information with respect to any material violation (actual or alleged) of or material liability (contingent or otherwise) under any Environmental Law, including related to any actual or alleged Release of any Hazardous Substance, (ii) has been notified in writing that it is a responsible party or potentially responsible party under CERCLA or any other Environmental Law, (iii) is a party to or otherwise subject to any material judgment, decree, order, or consent agreement relating to any Environmental Law or the cleanup of any Hazardous Substance for which any material, outstanding obligation exists or (iv) has assumed, undertaken, provide an indemnity with respect to or otherwise become subject to, either contractually or by operation of law, any material liability of any other Person or party under any Environmental Law.

(e) The Company Leased Property does not contain any underground storage tanks, or piping, septic tanks, drains, sumps, pits, ponds, impoundments, lagoons, landfills, waste piles or the unauthorized or unpermitted presence of any Hazardous Substance.

(f) The Company and the Company Subsidiaries have provided to Parent (i) all Permits required under Environmental Laws and (ii) all material environmental reports, assessments, agreements, audits, studies, investigations, and other material environmental, health or safety documents or information in their custody, possession or reasonable control concerning the Company, any Company Subsidiary, their respective businesses or operations, or any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

Section 5.15. Company Contracts.

(a) Except for this Agreement and the contracts filed with the Company Reports, Section 5.15 of the Company Disclosure Letter sets forth a true, complete and correct list, as of the date of this Agreement, and the Company has, prior to the date of this Agreement, made available to Parent true, complete and correct copies (subject to any limitations specified in this Section 5.15(a)), of each Contract to which the Company or any Company Subsidiary is party or by which the Company or any Company Subsidiary is bound:

(i) that is filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2024, or is otherwise a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) that (A) limits, restricts or prohibits the Company or any Company Subsidiary (or, after giving effect to the transactions contemplated by this Agreement, would limit, restrict or prohibit Parent or any of its Affiliates) from conducting any material business or doing business with any Person in any geographical area or to compete with any Person or (B) grants exclusivity, “most favored nation,” “take or pay” or similar rights, or that requires or purports to require the Company or any Company Subsidiary to acquire all or a specified portion of its requirements of a material good or service from any Person;

(iii) Reserved;

(iv) relating to any individual lease or agreement under which the Company or any Company Subsidiary is lessee of, or holds or operates any personal property owned by any other party, for which the aggregate rental payments exceed (or are expected to exceed) $100,000 in any 12-month period;

(v) relating to any lease or agreement under which the Company or any Company Subsidiary is lessor of or permits any third party to hold or operate any property, real or personal;

(vi) relating to (other than purchase orders entered into in the ordinary course of business) any Contracts with any customers or suppliers of the Company or any Company Subsidiary;

(vii) relating to agreements, indentures or other evidence of indebtedness relating to the borrowing of money by the Company or any Company Subsidiary or to mortgaging, pledging or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on any portion of the assets of the Company or any Company Subsidiary;

(viii) that is with an executive officer and contains a non-compete provision;

(ix) that imposes any material restriction on the Affiliates of the Company or of any Company Subsidiary;

(x) relating to the creation, formation, operation, management or control of any material partnerships, joint ventures, limited liability companies, strategic alliances or similar arrangements;

(xi) (A) that was entered into after December 31, 2023 and relates to the acquisition, disposition, purchase or sale, directly or indirectly, by merger, sale, lease, purchase, capital contribution or otherwise (whether in one transaction or a series of transactions), by the Company or any Company Subsidiary (or, after the Effective Time, Parent or any of its subsidiaries) of substantially all of the equity interests, material assets or operating business of any Person or material assets or material line of business or (B) is currently in effect and contains a put, call right of first refusal, right of first offer or other similar preferential right pursuant to which the Company or any Company Subsidiary (or, after the Effective Time, Parent or any of its subsidiaries) could be required to acquire, dispose of, lease, purchase or sell, as applicable, substantially all of the equity interests, material assets or operating business of the Company or any current or former Company Subsidiary;

(xii) without limiting Section 5.15(a)(xi), that obliges the Company or any Company Subsidiary to make any earn-out payments or other contingent payments (but not indemnification payments) in connection with the acquisition or divestment of a business or Person by the Company or any Company Subsidiary, that have not been paid in full as of the date hereof;

(xiii) containing any standstill or similar agreement pursuant to which the Company or any Company Subsidiary has agreed not to acquire assets or securities of another Person where such commitment remains in effect as of the date hereof;

(xiv) that (x) obligates the Company or any Company Subsidiary to make a loan or capital contribution to, or investment in excess of $50,000 in any Person other than loans to any Company Subsidiary and advances to employees in the ordinary course of business consistent with past practice or (y) obligates the Company or any Company Subsidiary to provide a guarantee that would reasonably be expected to result in payments in excess of $50,000 other than guarantees by the Company or any Company Subsidiary of another Company Subsidiary’s obligations;

(xv) with any third-party service providers for the provision of billing and collection services to the Company or any Company Subsidiary;

(xvi) pursuant to which the Company or any Company Subsidiary received during calendar year 2024 payments in excess of $500,000 annually (other than purchase orders entered into in the ordinary course of business and except as otherwise disclosed in Section 5.15 of the Company Disclosure Letter);

(xvii) that is for the services of any officer, director, individual employee (except, as it relates to any former employee, only to the extent of ongoing liability), independent contractor or individual service provider that cannot be terminated on 60 or fewer days’ notice without any liability or financial obligation incurred by the Company or any Company Subsidiary;

(xviii) that contains any assignment, transfer, grant, license, sublicense, right, consent, waiver, permission or covenant not to assert any claims relating to or under any Intellectual Property (A) by the Company or any Company Subsidiary to a third party or (B) by a third party to the Company or any Company Subsidiary (excluding licenses of commercially available, non-customized, off-the-shelf software available on standard terms for a potential annual or aggregate license fee (whichever is higher) of no more than $50,000 and excluding Personnel IP Contracts);

(xix) entered into with any supplier (A) that is a sole source supplier to the Company or any Company Subsidiary or (B) from which the Company or any Company Subsidiary source substantially all of their supply of any material product or service, except in each case where the Company or any Company Subsidiary would likely be able to replace such source of supply with a substitute supply at substantially the same volume and quality, on substantially comparable terms and without material delay;

(xx) under which any of the compensation or benefits thereunder, to any Person that is a party thereto, shall be increased, or the vesting of benefits of which shall be accelerated, by the consummation of the Merger or this Agreement or the value of any of the benefits of which shall be calculated on the basis of the Merger or this Agreement, excluding any Multiemployer Plan or any Employee Program;

(xxi) that currently is, or at any point in the three-year period ending on the date of this Agreement was, in effect (A) to which any present or former director, officer, employee, stockholder or holder of derivative securities of the Company or any Company Subsidiary, or any member of any such Person’s immediate family, or any entity owned or controlled by any such Person, is a party, excluding any Multiemployer Plan or any Employee Program or other benefit or compensation plan or other plans, programs, policies, commitments or arrangements or (B) pursuant to which the Company or any Company Subsidiary receives any “preferred pricing” or similar benefit that is utilized by the Company or such Company Subsidiary in the ordinary course;

(xxii) (A) involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary that deviate from the Company’s standard form agreements made available to Parent or (B) with the Company’s top 10 licensing partners as measured by revenue during the 12 months prior to the date of this Agreement;

(xxiii) in respect of any settlements or coexistence agreements with respect to any pending or threatened action (A) entered into within 12 months prior to the date of this Agreement or (B) with respect to which any unsatisfied amounts or ongoing obligations remain outstanding;

(xxiv) that constitutes a Company Related Party Contract;

(xxv) with any Governmental Entity or a third party that is a party to a Contract with a Governmental Entity with respect to the subject matter of such underlying Contract; and

(xxvi) that commits the Company or any Company Subsidiary to enter into any of the foregoing.

Each of the contracts of the type described in this Section 5.15 is referred to in this Agreement as a “Company Contract.”

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Contract is valid, binding and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles and (ii) each Company Contract is in full force and effect with respect to the Company or the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, with respect to the other parties thereto. Neither the Company nor any Company Subsidiary is and, to the Knowledge of the Company, no other party is, in breach or violation of, or in default under, any Company Contract. To the Knowledge of the Company, no event has occurred that would reasonably be expected to result in a breach of, or a default under, any material Company Contract (in each case, with or without notice or lapse of time or both).

Section 5.16. Employee Benefit Plans; ERISA.

(a) Section 5.16(a) of the Company Disclosure Letter sets forth a list of every material Employee Program. An “Employee Program” means each (i) employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any retirement, supplemental retirement, welfare benefit, retiree health, and life insurance plan and (ii) employment, bonus, stock option, stock purchase, restricted stock, phantom stock or other equity based arrangement, incentive, deferred compensation, termination, severance, retention, change of control, vacation, pension, profit-sharing, savings, collective bargaining, consulting, executive compensation, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, practice, agreement or arrangement, or other employee benefit plan, program, practice or arrangement, whether written or unwritten, formal or informal (A) under which any current or former employee, director, consultant or independent contractor of the Company or any Company Subsidiary has any present or future right to benefits by reason of their service as a current or former employee, director, consultant or independent contractor of the Company or any Company Subsidiary, or that is maintained, sponsored or contributed to by the Company or any Company Subsidiary, or that the Company or any Company Subsidiary has any obligation to maintain, sponsor or contribute, (B) with respect to which any of the Company or any Company Subsidiary has any direct or indirect liability, whether contingent or otherwise, or (C) that is maintained or contributed to by the Company or any Company Subsidiary or ERISA Affiliates for the benefit of current or former employees of the Company or any Company Subsidiary.

(b) Each Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS that it is so qualified, and to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect such qualification.

(c) With respect to each material Employee Program, the Company has made available to Parent (if applicable to such Employee Program): (i) all material documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements), (ii) the most recent IRS determination letter or IRS opinion letter with respect to such Employee Program qualified under Code Section 401(a), if any, (iii) for the most recent year (A) Forms 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, (iv) the most recent summary plan description, summary of material modifications and all material written communications (or a description of all material oral communications) to employees or participants, (v) any material insurance policy related to such Employee Program and (vi) for the last three years, all material correspondence with the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or the SEC and any other Governmental Entity regarding the operation or administration of any Employee Program.

(d) Each Employee Program has been operated and administered in accordance with its terms and the requirements of Applicable Law, including, without limitation, ERISA and the Code.

(e) No Controlled Group Liability has been incurred by the Company or any Company Subsidiary nor do any circumstances exist that could reasonably be expected to result in Controlled Group Liability for any of the Company or any Company Subsidiary following the Closing, neither the Company nor any of its ERISA Affiliates has at any time during the last six years, contributed to or been obligated to contribute to or had any actual or contingent liability to any Multiemployer Plan or incurred any actual or contingent liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan that has not been satisfied in full.

(f) Neither the Company nor any ERISA Affiliate has engaged in any transaction described in Section 4069 or Section 4204 of ERISA. Except as set forth in Section 5.16(f) of the Company Disclosure Letter, no Employee Program is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or is a Multiemployer Plan. Full payment has been made, or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate, of all amounts that the Company and any ERISA Affiliate are required under the terms of the Employee Programs to have paid as contributions to such Employee Programs on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date. All material liabilities or expenses of the Company and the Company Subsidiaries in respect of any Employee Program (including workers compensation) or any Employee Program that is a Multiemployer Plan that have not been paid as of the date of this Agreement, have been properly accrued on the Company’s most recent financial statements in compliance with U.S. GAAP. There are no reserves, assets, surpluses or prepaid premiums with respect to any Employee Program that is an employee welfare benefit plan as defined in Section 3(1) of ERISA.

(g) None of the Company, an ERISA Affiliate or, to the Knowledge of the Company, any Person appointed or otherwise designated to act on behalf of the Company, or any ERISA Affiliate, has engaged in any transactions in connection with any Employee Program that is reasonably expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a Tax pursuant to Section 4975(a) of the Code.

(h) Other than routine claims for benefits, there are no Actions, arbitrations or Governmental Entity audits or investigations pending or, to the Knowledge of the Company, threatened (i) with respect to any Employee Program or (ii) by or on behalf of any current or former employee of the Company or any Company Subsidiary relating to his or her employment, termination of employment, compensation or benefits that could reasonably be expected to result in a liability of the Company or any Company Subsidiary after the Closing Date.

(i) No Employee Program provides for medical benefits (other than under Section 4980B of the Code or pursuant to state health continuation laws), retiree life insurance or other retiree welfare benefits to any current or future retiree or former employee.

(j) (i) No individual who has performed services for the Company or any Company Subsidiary has been improperly excluded from participation in any Employee Program, (ii) neither the Company nor any Company Subsidiary has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, (iii) none of the Company or any ERISA Affiliate or, to the Knowledge of the Company, any other Person has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving any Employee Program and (iv) none of the Company, any ERISA Affiliate or, to the Knowledge of the Company, any fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other Applicable Laws in connection with the administration or investment of the assets of any Employee Program.

(k) Each Employee Program subject to Section 409A of the Code has been operated and administered in compliance with and is in written form in compliance with Section 409A of the Code and any applicable regulatory guidance promulgated thereunder. Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify, reimburse, or otherwise make whole any individual for any Tax or related interest or penalties incurred by such individual, including under Section 409A or 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law).

(l) No Employee Program that is an employee welfare benefit plan as defined in Section 3(1) of ERISA is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(m) Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby will (either alone or in conjunction with any other event) result in, or cause (i) any current or former employee of the Company or one of the Company Subsidiaries to be entitled to severance pay or any other payment, (ii) the accelerated vesting, funding or delivery of, any payment or benefit or increase the amount payable to any employee of the Company or one of the Company Subsidiaries or any other obligation under an Employee Program or (iii) result in any forgiveness of indebtedness. Neither the execution nor the delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby will (either alone or in conjunction with any other event) result in or cause any payment or benefit to any current or former employee or independent contractor of the Company or any one of the Company Subsidiaries that would not be deductible under Section 280G of the Code or that would be subject to excise tax under Section 4999 of the Code. For purposes of the foregoing sentence, the term “payment” shall include any payment, substitution of new stock options for stock options issued by the Company, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits. No current or former employee or independent contractor of the Company or any of the Company Subsidiaries is entitled to receive any additional payment (including any tax gross-up, indemnity, or other payment) from the Company or any of the Company Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code.

(n) No Employee Program is a split dollar life insurance program. Neither the Company nor any Company Subsidiary has granted any equity or equity-based incentives to any current or former employee, director, consultant or independent contractor of the Company or any Company Subsidiary under the Company Stock Plan or otherwise.

(o) No assets of the Company are allocated to or held in a “rabbi trust” or other funding vehicle in respect of any Employee Program other than one qualified under Section 401(a) of the Code. Each Employee Program that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

(p) Each Employee Program that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(1) of ERISA has been administered in material compliance with, and the Company has otherwise complied with, (i) the requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, (ii) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder and (iii) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act of 1935, as amended, and the regulations promulgated thereunder.

(q) Each Employee Program or other benefit or compensation plan, program, agreement, or arrangement that is subject to the Applicable Law of a jurisdiction outside the jurisdiction of the United States or that covers any current or former employee or other service provider of the Company or any Company Subsidiary residing or working outside the United States (a “Foreign Employee Program”), that is required to be registered or approved by any Governmental Entity has been so registered and approved and has been maintained in good standing with applicable requirements of Applicable Law, and, if intended to qualify for special Tax treatment, such Foreign Employee Program has so qualified. No Foreign Employee Program is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any material unfunded or underfunded liabilities. All Foreign Employee Programs that are required to be funded, are fully funded, and adequate reserves have been established with respect to any Foreign Employee Program that is not required to be funded.

Section 5.17. Employees.

(a) Section 5.17(a) of the Company Disclosure Letter sets forth a true and complete list of each Person employed by the Company or any Company Subsidiary as of the date hereof, together with such Person’s (i) name, (ii) legal employer, (iii) job title, (iv) date of hire, (v) base salary or wage rate, (vi) target bonus or incentive compensation information, (vii) work location (city/state/country), (viii) full-time or part-time status, (ix) status as active or inactive (and where inactive, the reason for such leave and expected date of return, if known) and (x) if applicable, exempt or non-exempt status under the Fair Labor Standards Act of 1938, as amended.

(b) Section 5.17(b) of the Company Disclosure Letter sets forth a true and complete list of each independent contractor engaged by the Company or any Company Subsidiary as of the date hereof, together with such Person’s (i) name, (ii) date of engagement, and (iii) general nature of services provided. The Company has disclosed aggregate remuneration paid to such contractors for the calendar year ended December 31, 2024, and has described any material contractual terms governing their engagement.

(c) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union, labor union organization, trade union, works council or staff association. There have been no negotiations or discussions during the past three years between the Company, or any of the Company Subsidiaries, and any union or employee association regarding any collective bargaining Contract or any other work rules or polices.

(d) There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to their respective businesses. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

(e) There are no Actions or arbitrations pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment Contract, violation of any Applicable Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of the Company Subsidiaries in connection with the employment relationship.

(f) Each of the Company and the Company Subsidiaries is, in all material respects, in compliance with all Applicable Laws respecting employment, fair employment practices, terms and conditions of employment, workers compensation, employee leave issues, wages and hours, occupational safety and health and fair labor standards, including any obligations under (i) the Patient Protection and Affordable Care Act of 2010, and all rules and official guidance promulgated thereunder and (ii) the Worker Adjustment and Retraining Notification Act of 1988, as amended and any similar Applicable Laws (including any state or local Applicable Laws) requiring notice to employees in the event of a plant closing, facility shutdown or layoff (“WARN”). None of the Company or any Company Subsidiary has within the six months preceding the date hereof caused with respect to employees (i) a plant closing as defined in WARN affecting any site of employment or one or more operating units within any site of employment, (ii) a mass layoff as defined in WARN or (iii) layoffs or employment terminations sufficient in number to trigger any applicable state, local or foreign law similar to WARN. No employee of the Company or Company Subsidiaries has suffered or is anticipated to suffer an employment loss as defined in WARN within the 90-day period ending on the Closing Date.

(g) To the Knowledge of the Company, no executive officer or management-level employee of the Company or any Company Subsidiary has given notice of intent to terminate his or her employment with the Company or any Company Subsidiary. To the Knowledge of the Company, there are no agreements between any employee of the Company or any Company Subsidiary and any other Person that would restrict, in any manner, such employee’s ability to perform services for Parent or any of its Affiliates following the Closing or impair the right of any of them to compete or transact with any Person.

(h) In the past six years, (i) there have not been any allegations or complaints made to or filed with the Company or any Company Subsidiary related to sexual harassment, sexual misconduct, other harassment, discrimination or retaliation and (ii) neither the Company nor any Company Subsidiary has entered into any settlement agreement related to allegations of sexual harassment, sexual misconduct, other harassment, discrimination or retaliation, by or against any current or former director, officer, employee or other service provider of the Company or any Company Subsidiary. There are no allegations relating to officers or directors of the Company or any Company Subsidiary, that, if known to the public, would bring the Company and the Company Subsidiaries into material disrepute.

Section 5.18. Intellectual Property Rights.

(a) Section 5.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all registered or applied for or issued items of Intellectual Property, in each case, included in the Owned Intellectual Property (collectively, the “Scheduled Intellectual Property”), including, for each item listed, the record owner, jurisdiction, registration, issuance or application number and registration, issuance or application date, status and registrar, as applicable of each such item. All necessary registration, maintenance, renewal and other relevant filing fees due and owing in connection with the Scheduled Intellectual Property have been timely paid to, and all necessary documents, recordations and certifications have been timely filed with the relevant Parent, Trademark, Copyright, Domain Name, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Scheduled Intellectual Property in full force and effect. All Scheduled Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) Neither the conduct and operation of the businesses of the Company or any Company Subsidiary nor the products and services of the Company or any Company Subsidiary, has, in the last three years, infringed, misappropriated, diluted or otherwise violated, or does infringe, misappropriate, dilute or otherwise violate, any Intellectual Property of any Person in any material respect. Neither the Company nor any Company Subsidiary is the subject of any pending or, to the Knowledge of the Company, threatened, Action, and, in the last three years, neither the Company nor any Company Subsidiary has been the subject of any pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened Action, in each case (i) involving a claim of infringement, misappropriation, dilution, use or disclosure in an unauthorized manner or other violation of any Intellectual Property of any Person or (ii) challenging or contesting the use, ownership, validity or enforceability of any Intellectual Property.

(c) To the Knowledge of the Company, no Person has, in the last three years, infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property or Intellectual Property exclusively licensed to the Company or any Company Subsidiary in any material respect, and no such claims have been made against any Person by the Company or any Company Subsidiary.

(d) Either the Company or a Company Subsidiary is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances. The Owned Intellectual Property, along with any Intellectual Property the Company or a Company Subsidiary has the right to use (when used within the scope of the applicable Contract) (such Intellectual Property, the “Licensed Intellectual Property”), constitutes all the Intellectual Property used or practiced in, held for use or practice in or necessary and sufficient for the conduct and operation of the businesses of the Company and the Company Subsidiaries as currently conducted and proposed to be conducted.

(e) The Company and each Company Subsidiary has taken adequate measures to preserve, protect and maintain (i) all Owned Intellectual Property, including all Trade Secrets included in the Owned Intellectual Property and (ii) Trade Secrets owned by any Person to whom either the Company or any Company Subsidiary has a written contractual confidentiality obligation.

(f) The Company and Company Subsidiaries have entered into valid and enforceable written agreements with each Person (including all past and current founders, officers, directors, employees, independent contractors and consultants) involved in the discovery, conception, development, creation or reduction to practice of any Owned Intellectual Property for or on behalf of the Company or applicable Company Subsidiary pursuant to which such Person: (i) effectively and validly assigns to the Company or applicable Company Subsidiary all of such Person’s right, title and interest in and to all such Owned Intellectual Property created or developed for the Company or a Company Subsidiary in the course of such Person’s employment or engagement thereby and (ii) agreed to hold all Trade Secrets of the Company in confidence both during and after his, her or its employment or engagement, as applicable (the “Personnel IP Contracts”). All Personnel IP Contracts are in full force and effect, and, to the Knowledge of the Company, have not suffered a default or breach.

(g) Section 5.18(g) of the Company Disclosure Letter sets forth a complete and accurate list, of all material Company Software. All Company Software was created solely by employees of either the Company or a Company Subsidiary within the scope of their employment.

(h) The Company and each Company Subsidiary has been for the past three years and is in material compliance with the terms and conditions of all relevant licenses for Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any Software included in the Owned Intellectual Property. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the development, maintenance, operation, delivery or provision of any Company Software in a manner that requires, as a condition to the use, modification or distribution of such Open Source Software, that any Owned Intellectual Property be licensed, distributed or otherwise made available: (i) in source code form, (ii) under terms that permit redistribution, reverse engineering or creation of derivative works or other modification of any of the foregoing Intellectual Property or (iii) without a license fee.

(i) No Owned Intellectual Property or Company Software is subject to any source code escrow arrangement or obligation to deposit any source code or related materials. No source code or related materials included in the Owned Intellectual Property has been licensed or otherwise provided, made available or disclosed to any Person other than disclosure of source code to employees, contractors or consultants of the Company who have executed a Personnel IP Contract.

(j) Section 5.18(j) of the Company Disclosure Letter sets forth a complete and accurate list of all known material unremediated bugs or errors in Company Software. All Company Software is in good working order and condition and is sufficient in all material respects for the purposes for which it is used in the respective businesses of the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has experienced any material defect in design, workmanship or material in connection with the operation or use of any Company Software that has not been completely corrected or remediated. To the Knowledge of the Company, none of the Company Software (i) contains any contaminants or (ii) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry). The Company and Company Subsidiaries have implemented industry standard procedures to mitigate against the likelihood that any Company Software contains any contaminant or other Software routines or hardware components designed to permit unauthorized access to or disable, erase or otherwise harm Software, hardware or data.

(k) The Company and Company Subsidiaries own, or have valid rights to access and use pursuant to a written Contract, all material IT Systems. To the Knowledge of the Company, the IT Systems are adequate for, and operate and perform in all material respects as needed by the Company and Company Subsidiaries to conduct their businesses as currently conducted and proposed to be conducted. To the Knowledge of the Company, the IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) materially disrupt or adversely affect the functionality of any IT Systems, except as disclosed in their documentation or (ii) enable or assist any Person to access without authorization any IT Systems. The Company and Company Subsidiaries, to the Knowledge of the Company, have taken adequate measures to protect and maintain the performance and security of the IT Systems (and all Software, information and data stored or contained therein or transmitted thereby) and to the Knowledge of the Company, the IT Systems have not suffered any material malfunction, unauthorized use, access, intrusion, failure or security breach.

(l) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not result in the loss, termination or material impairment of any right of the Company or any Company Subsidiary to own, use, practice, license or otherwise exploit any Owned Intellectual Property or Licensed Intellectual Property as the same is owned, used, practiced, licensed or otherwise exploited by the Company or applicable Company Subsidiary immediately prior to the Closing.

Section 5.19. Insurance. Section 5.19 of the Company Disclosure Letter sets forth each material insurance policy maintained by the Company and each Company Subsidiary as of the date hereof in relation to their properties, assets, products, business or personnel (other than policies underlying any Employee Program) with respect to the policy period that includes the date of this Agreement (the “Insurance Policies”). Neither the Company nor any Company Subsidiary is in material default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion and no coverage under any Insurance Policy will be materially adversely affected by the Merger.

Section 5.20. Anti-Takeover Laws. The Company has taken all action necessary to exempt and/or exclude this Agreement and the transactions contemplated herein, including the Merger, from: (i) the restrictions on business combinations set forth in NRS 78.378-78.3793 and (ii) any and all other anti-takeover or similar statute or regulation that applies or purports to apply to any such transactions (each law referred to in clauses (i) and (ii), a “Takeover Statute”). Accordingly, no Takeover Statute applies to this Agreement or the transactions contemplated herein, including the Merger. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to the Company, this Agreement or any of the transactions contemplated hereby, including the Merger.

Section 5.21. Opinion of Financial Advisor. The Company Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of The Benchmark Company, LLC to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, assumptions, limitations and other matters set forth therein, the Per Share Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the unaffiliated holders of shares of Company Common Stock (other than, to the extent applicable, Excluded Shares and Dissenting Shares) is fair, from a financial point of view, to such holders.

Section 5.22. Brokers. Except as disclosed on Section 5.22 of the Company Disclosure Letter, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with this Agreement or the transactions contemplated hereunder based on any arrangement or agreement made by or on behalf of the Company or any Company Subsidiary.

Section 5.23. Data Privacy.

(a) Each of the Company and Company Subsidiaries and any Person acting for or on the behalf of the Company or any Company Subsidiary is, and has at all times been, in all material respects, in compliance with all Privacy Requirements. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any written notice of any material claims (including notice from third parties acting on the Company or such Company Subsidiary’s behalf), charges, or investigations or regulatory inquiries related to, or been charged with, the violation of any Privacy Requirements.

(b) The Company and each Company Subsidiary has (i) implemented and maintained reasonable and appropriate administrative, technical and organizational safeguards to protect all Personal Information and other confidential data in the possession or under the control of the Company or any Company Subsidiary against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure and (ii) taken reasonable steps to ensure, including by making contractual commitments to the extent required by applicable Privacy Requirements, or as otherwise appropriate, that any third party with access to Personal Information collected by or on behalf of the Company has implemented and maintains the same.

(c) To the Knowledge of the Company, there have been no material breaches, unauthorized access to, use or disclosure of or other material adverse events or incidents related to Personal Information in the possession or control of either the Company or any Company Subsidiary, or Processed by or on behalf of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has provided or been legally required to provide any written notice to any Person in connection with an unauthorized disclosure of Personal Information.

(d) The transfer of Personal Information in connection with this Agreement and the transactions contemplated hereunder will not violate any material Privacy Requirements as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained. To the Knowledge of the Company, neither the Company nor any Company Subsidiary is subject to any contractual requirement or other legal obligation that, following the Closing, would materially restrict the Surviving Corporation from Processing Personal Information in the manner in which it was prior to the Closing.

Section 5.24. Related Party Transactions. Except for the Company Contracts set forth on Section 5.15 of the Company Disclosure Letter, there are no transactions, Contracts, side letters, arrangements or understandings between either the Company or any Company Subsidiary, on the one hand, and any director, officer, employee (or any of such director’s, officer’s, or employee’s immediate family members), stockholder, warrant holder or Affiliate of the Company or any Company Subsidiary, on the other hand, except, in each case, for Contracts in respect of (a) employment and compensation paid to directors, officers and employees in the ordinary course of business and (b) amounts paid pursuant to any Employee Program, in each case of clauses (a) and (b), that have been made available to Parent (“Company Related Party Contracts”).

Section 5.25. International Trade Compliance; Sanctions. The Company and Company Subsidiaries (a) are, and have been for the past five years, in material compliance and have at all times complied with all Sanctions Laws and Applicable Laws relating to import, export, and international trade and (b) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any required filings with, any applicable Governmental Entity for the import, export, re-export, deemed export, deemed re-export, or transfer required under Applicable Laws relating to international trade and Sanctions Laws (the “Export Approvals”). Within the past five years, to the Knowledge of the Company, there have not been any claims, complaints, charges, investigations, voluntary disclosures or legal proceedings by or against the Company or any Company Subsidiary related to any Applicable Laws relating to international trade or Sanctions Laws or any Export Approvals. Neither the Company nor any Company Subsidiary or any of their respective owners, directors, or officers is a Person that is, or is acting under the direction of, on behalf of or for the benefit of a Person that is, or is owned or controlled by a Person that (i) is the target of Sanctions Laws or restrictive export controls, (ii) is located, organized or ordinarily resident in a country or territory that is the target of trade sanctions under Sanctions Laws (i.e., as of the date hereof, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, or the so-called Luhansk People’s Republic), (iii) is otherwise a Person with which transactions are prohibited under Sanctions Laws or Applicable Laws relating to international trade or (iv) to the Knowledge of the Company, has transacted business with any of the foregoing Persons or in any of the jurisdictions referenced in clause (ii) of this sentence. The Company and Company Subsidiaries maintain policies and procedures reasonably designed to promote and ensure compliance with Sanctions Laws and Applicable Laws relating to import and export control.

Section 5.26. Anti-Corruption. Neither the Company nor any Company Subsidiary, or any of their respective officers, directors, managers, employees or, to the Knowledge of the Company, any of their agents, in each case acting or purporting to act on behalf of the Company or any Company Subsidiary (each, a “Company Representative”) has during the past five years: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or unlawfully offered, promised, or authorized the giving of anything of value to any Governmental Entity or Governmental Official, (c) made any other unlawful payment, (d) violated any Applicable Law relating to anti-terrorism, or taken any action that would cause the Company or any Company Subsidiary to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) the UK Bribery Act 2010 or any Applicable Law relating to anti-corruption or anti-bribery. Without limiting the foregoing, neither the Company nor any Company Subsidiary, or any Company Representative has offered, given, promised to give, or authorized the giving of any money or anything of value to any Governmental Official or to any person under circumstances where the Company or any Company Representative knew or had reason to believe that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Governmental Official, in each case for the purpose of:(i) influencing any act or decision of such Governmental Official in his or her official capacity, (ii) inducing such Governmental Official or other Person to perform or omit to perform any activity related to his or her legal duties, (iii) securing any improper advantage from such Governmental Official or (iv) inducing such Governmental Official or other Person to influence or affect any act or decision of any Governmental Entity, in each case, in order to assist the Company or any Company Subsidiary, in obtaining or retaining business for or with, or in directing business to, the Company or such Company Subsidiary. Within the past five years, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has been the subject of any internal investigations, third-party investigations (including by any Governmental Entity), internal or external audits, or internal or external reports that address or allege actual or potential violations by the Company or any Company Subsidiary of the FCPA, the UK Bribery Act 2010 or any other Applicable Laws relating to anti-corruption or anti-bribery. The Company and Company Subsidiaries maintain policies and procedures reasonably designed to promote and ensure compliance with Applicable Laws relating to anti-corruption and anti-bribery.

Section 5.27. Anti-Money Laundering. The Company, each Company Subsidiary and each Company Representative, and to the Knowledge of the Company, any other Persons acting on behalf of the Company and the Company Subsidiaries, have during the past three years complied with all applicable AML Laws and all agreements or internal policies or procedures relating to AML Laws in all material respects. The Company and Company Subsidiaries maintain policies and procedures reasonably designed to promote and ensure compliance with AML Laws.

Section 5.28. No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither the Company nor any other Person on behalf of the Company or any Company Subsidiary makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided by or on behalf of the Company or any Company Subsidiary. The Company hereby fully disclaims reliance on any representation or warranty, except as provided in Article VI, whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, Company Representatives, or any of the Company’s Affiliates, of any documentation or other information by Parent, Merger Sub or any of their respective representatives or Affiliates.

Article VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed to the Company in the Parent Disclosure Letter, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1. Corporate Status. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company true, correct and complete copies of the Organizational Documents of Parent and Merger Sub, as amended and currently in effect.

Section 6.2. Authority for Agreements. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of Parent and Merger Sub, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, except for the approval of this Agreement by Parent as the sole stockholder of Merger Sub, which will be effected by written consent immediately following the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 6.3. Consents and Approvals; No Violations.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except for (i) the Governmental Requirements and (ii) any such consent, approval, authorization, permit, filing or notification, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of its obligations hereunder will not, (i) violate any provision of the Organizational Documents of Parent or Merger Sub, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any agreement, undertaking, commitment or obligation to which Parent or Merger Sub is a party or by which any of them or any of their assets or properties may be bound, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of Parent or Merger Sub or (iv) assuming all consents, approvals, authorizations and permits contemplated in Section 6.3(a) have been obtained, and all filings, notifications or registrations in such clauses have been made, violate or conflict with any law, rule, regulation, order, judgment or decree to which Parent or Merger Sub is subject.

Section 6.4. Information Statement. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Information Statement and any Proxy Statement to be filed by the Company with the SEC will not, on the date the Information Statement is first mailed to the stockholders of the Company or at the time the Information Statement (or any amendment or supplement thereto) and any Proxy Statement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub as to the accuracy of any financial projections or forward-looking statements, or with respect to statements made therein based on information supplied by the Company, any Company Subsidiary or any of their respective Representatives for inclusion or incorporation by reference therein.

Section 6.5. Litigation. As of the date hereof, there are no (a) Actions or investigations (to the Knowledge of Parent) pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Affiliates, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or (b) judgments, decrees, injunctions, rules, awards, writs or orders of any Governmental Entity or arbitrator outstanding against Parent or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.6. Availability of Funds. Parent has the financial capacity to perform its obligations under this Agreement and to cause Merger Sub to perform its obligations under this Agreement. Parent will have, and will cause Merger Sub to have, at or prior to the Effective Time, sufficient funds to pay the Total Merger Consideration and to perform the other obligations of Parent and Merger Sub hereunder.

Section 6.7. Ownership of Company Stock. Neither Parent nor Merger Sub, nor any of their respective Affiliates, owns (beneficially or of record) any Company Stock or any option, warrant or other right to acquire any Company Stock. Neither Parent nor Merger Sub is, and at no time during the last five years has been, an “interested stockholder” of the Company, as such quoted term is defined in Section 78.423 of the NRS.

Section 6.8. Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.

Section 6.9. Brokers. No Person other than Alcazar Capital Limited is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent or Merger Sub in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 6.10. No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI, as modified by the Parent Disclosure Letter, neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty, at law or in equity, with respect to Parent or Merger Sub or with respect to any other information provided by or on behalf of Parent or Merger Sub.

Article VII

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 7.1. Conduct of Business by the Company Pending the Merger. From the date hereof until the Effective Time or the valid termination of this Agreement pursuant to Section 10.1, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or except as listed on Section 7.1 of the Company Disclosure Letter, as otherwise expressly permitted by or provided for in this Agreement or as required by Applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to preserve substantially intact its business organization and preserve in all material respects its relationships with all Governmental Entities, employees and creditors, and with any customers, suppliers, vendors, licensors and licensees with which it has material business relations. In addition to and without limiting the generality of the foregoing, except as listed on Section 7.1 of the Company Disclosure Letter, as otherwise permitted by or provided for in this Agreement or as required by Applicable Law, from the date hereof until the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), the Company shall not, and shall not permit any Company Subsidiary to:

(a) adopt or propose any change to its Organizational Documents;

(b) declare, authorize, set aside or pay any stockholder dividend or other distribution, except for any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary;

(c) adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary, or merge or consolidate with any other Person or acquire any assets or equity or debt securities or other equity interests in any other Person, except for any acquisitions (including by way of merger) by the Company or any Company Subsidiary of any entity or assets providing for purchase price consideration (including any related earnouts or indebtedness);

(d) sell, assign, transfer, lease, license, subject to an Encumbrance (other than a Permitted Encumbrance) or otherwise surrender, relinquish or dispose of any material assets or property of the Company or any Company Subsidiary, other than (i) solely in the case of Encumbrances, in the ordinary course of business consistent with past practice (including non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice) (for the avoidance of doubt, the sale, lease, license or other disposition of any business line, business unit or any material portion of the assets of the Company or any Company Subsidiary is not “in the ordinary course of business” for purposes of this clause (d)) or (ii) pursuant to written contracts or commitments in existence and disclosed to Parent prior to the date of this Agreement;

(e) (i) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or other security) or enter into any amendment of any term of any of its outstanding securities, (ii) split, combine, subdivide or reclassify any shares of capital stock or any other equity interests of the Company or any Company Subsidiary or (iii) purchase or redeem any shares of capital stock or any other equity interests of the Company or any Company Subsidiary or any rights, warrants or options to acquire any such shares or interests, other than as otherwise contractually required pursuant to employee benefit plans of the Company in effect on the date of this Agreement and disclosed in Section 5.16(a) of the Company Disclosure Letter;

(f) incur, guarantee or assume any indebtedness or make any loans, advances or capital contributions to, or investments in, any Person, other than any intercompany indebtedness, loan, advance, capital contribution or investment;

(g) (i) hire or engage any employee or other individual service provider with annual base compensation in excess of $100,000 or (ii) terminate any employee or other individual service provider without cause;

(h) (i) increase the compensation or benefits of any current or former employee or other individual service provider of the Company or any Company Subsidiary, (ii) establish, adopt, extend, amend, modify or terminate any Employee Program, (iii) grant any equity, equity-based, incentive or similar compensation or award to any current or former employee or other individual service provider of the Company or any Company Subsidiary, (iv) grant any rights to severance or termination pay to any current or former officer, manager, employee or other individual service provider of the Company or any Company Subsidiary or (v) take any action to modify the amount of, or accelerate the vesting, funding or payment of, any payment or benefit provided to any current or former officer, manager, employee or other individual service provider of the Company or any Company Subsidiary;

(i) establish, adopt, extend, amend, modify or terminate any collective bargaining agreement or other agreement with any labor union, labor organization, works council or other employee representative body, or recognize any labor union or labor organization as the bargaining representative for any employees of the Company or any Company Subsidiary;

(j) change any method of accounting or accounting principles or practices followed by the Company or any Company Subsidiary, except for any such change required by a change in U.S. GAAP or as required by the Company’s independent auditors;

(k) pay, discharge, settle or satisfy (i) any litigation (other than litigation in connection with (A) this Agreement or the transactions contemplated hereby or (B) any arbitration, proceeding, investigation, order, claim, liability or obligation outside the ordinary course of business or that would result in any liability in excess of $50,000 individually or $100,000 in the aggregate) or (ii) any litigation in connection with this Agreement or the transactions contemplated hereby, other than any settlement or compromise that (A) does not involve any monetary payment (other than reimbursement of attorneys’ fees) and (B) does not impose any restrictions on the business of the Company, any Company Subsidiary, the Surviving Corporation or on Parent or any of its Subsidiaries (after giving effect to the transactions contemplated by this Agreement);

(l) fail to maintain, terminate or cancel, other than in the ordinary course of business, any insurance coverage maintained by the Company or any Company Subsidiary with respect to any assets, properties and businesses of the Company or any Company Subsidiary without replacing such coverage with a comparable amount of insurance coverage;

(m) (i) enter into any new contract that would have been a Company Contract if it had been entered into prior to the date of this Agreement or (ii) amend, cancel, extend or terminate any Company Contract;

(n) make or authorize any new capital expenditures other than capital expenditures set forth in the 2025 budget materials provided to Parent;

(o) (i) make, change or revoke any Tax election, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, change an annual Tax accounting period, make or change any Tax election, adopt or change any Tax accounting method, file any amended Tax Return; enter into any closing agreement with respect to Taxes, settle any Tax claim, audit, assessment or dispute, surrender any right to claim a refund of a material amount of Taxes, take any action that is reasonably likely to result in an increase in the Tax liability of the Company or any Company Subsidiary, or, in respect of any taxable period (or portion thereof) ending after the Closing Date, the Tax liability of Parent or the Surviving Corporation or their Affiliates; or initiate discussions or examinations, seek or enter into any agreements, or seek any ruling from any Taxing Authority or (ii) file any Tax Return without (A) providing Parent with a draft form of such Tax Return at least 15 Business Days before filing and (B) reflecting any comments reasonably requested by Parent on such Tax Return;

(p) in a single transaction or a series of related transactions, directly or indirectly, (i) terminate (prior to the expiration of such Company Real Property Lease), or modify or amend, any of the Company Real Property Leases, (ii) renew, extend, or exercise any option to renew or extend any of the Company Real Property Leases, (iii) enter into any new contract that, if in effect on the date of this Agreement, would be a Company Real Property Lease or grant any other right to any Person with respect to the Company Leased Property or (iv) take any action in material violation of any Company Real Property Lease;

(q) sell, lease, license, sublicense, covenant not to assert, assign, transfer, waive, abandon, allow to lapse, fail to maintain or otherwise dispose of or grant any rights in any Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice) or disclose any material Trade Secrets of the Company or any Company Subsidiary to any Person (other than in the ordinary course of business to a Person bound by adequate, written confidentiality obligations);

(r) Process any Personal Information (or fail to do any of the foregoing, as applicable) in violation of any Privacy Requirements;

(s) fail to take all actions (or avoid taking actions, as appropriate) reasonably necessary to protect the privacy and confidentiality of, and to protect and secure, any Personal Information in the possession or control of, or processed by or on behalf of, the Company or any Company Subsidiary, including by undergoing regular, comprehensive data security testing and auditing and expeditiously and fully resolving or remediating all material risks or vulnerabilities identified in any such testing or auditing or of which the Company or any Company Subsidiary is otherwise aware; or

(t) agree or commit to do any of the foregoing.

Article VIII

ADDITIONAL AGREEMENTS

Section 8.1. Access and Information. Upon reasonable prior notice and subject to Applicable Law, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and Company Subsidiaries to, afford to Parent and its financial advisors, legal counsel, financing sources, accountants or other advisors, agents or authorized representatives (collectively and as applied to any party, “Representatives”) reasonable access during normal business hours and without undue disruption of the normal business activities of the Company and the Company Subsidiaries, during the period prior to the earlier of the Effective Time and the termination of this Agreement, to all of its or their respective books, records, properties, facilities, premises and personnel and all of its or their other financial, operating and other data and information as Parent may reasonably request, including performing reasonable environmental site assessments, compliance reviews, studies, sampling or other testing; provided that (a) the Company and the Company Subsidiaries shall not be obligated to provide access to (i) any information that would result in the loss of attorney-client privilege with respect to such information (provided that the Company shall use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including, but not limited to, entering into appropriate common interest or similar agreements), (ii) any information that would result in a breach of an agreement to which the Company or any of the Company Subsidiaries is a party (provided that the Company shall use reasonable efforts to obtain any required consent or waiver of such counterparty to allow such access or disclose such information, and failing the receipt of such consent or waiver, to make appropriate substitute disclosure and/or access arrangements) or (iii) any information that would violate any Applicable Law and (b) no investigation pursuant to this Section 8.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger and the other transactions contemplated by this Agreement. Each party shall continue to abide by the terms of the confidentiality agreement between Parent and the Company, dated July 25, 2024 (the “Confidentiality Agreement”).

Section 8.2. Company Stockholder Approval; Proxy Statement and Information Statement.

(a) Company Stockholder Approval. As soon as practicable following the date of this Agreement (but in any event within 24 hours following the execution of this Agreement) and in lieu of calling a meeting of the Holders, the Company shall use reasonable best efforts to obtain the Company Stockholder Approval, in substantially the form attached hereto as Exhibit D. Promptly following its receipt thereof, the Company will provide to Parent a copy of such Company Stockholder Approval. In connection with the Company Stockholder Approval, the Company shall take all actions necessary or advisable to comply, and shall comply in all respects, with the NRS, including Section 78.320 and 92A.300 through 92A.500, and the Organizational Documents of the Company. If the Company Stockholder Approval is not received by the Company and Parent within 24 hours following the execution of this Agreement, Parent shall be entitled to terminate this Agreement pursuant to Section 10.1(d).

(b) Proxy Statement. If the Company has not received and delivered to Parent the Company Stockholder Approval within 24 hours following the execution of this Agreement and Parent does not terminate this Agreement in accordance with Section 10.1(d), then as soon as practicable thereafter the Company shall prepare and file with the SEC proxy materials for the purpose of soliciting proxies from holders of Company Stock entitled to vote thereon sufficient to obtain the Company Stockholder Approval at a meeting of holders of Company Stock to be called and held for such purpose, which proxy materials shall include a proxy statement on SEC Schedule 14A (the “Proxy Statement”).

(c) Information Statement; Proxy Statement.

(i) As promptly as reasonably practicable (but no later than 20 Business Days) after the execution of this Agreement, the Company shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (A) the information specified in Schedule 14C under the Exchange Act concerning the Company Stockholder Approval, the Merger and the transactions contemplated in this Agreement and (B) the advance notice of availability of dissenter’s rights and related disclosure required by 92A.300 through 92A.500 of the NRS (the “Information Statement”).

(ii) Each of the Company and Parent shall provide to the other all information concerning such party as may be reasonably requested by the other in connection with the preparation, filing and distribution of the Information Statement and Parent shall otherwise assist and cooperate with the Company in the preparation of the Information Statement and the resolution of any comments thereto received from the SEC.

(iii) Each of the Company, Parent and Merger Sub shall promptly correct any information with respect to it or provided by it for use in the Information Statement if and to the extent, in the absence of such a correction, the Information Statement would contain a misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall disseminate such correction to the Holders in an amendment or supplement mutually acceptable to Parent and the Company.

(iv) The Company shall notify Parent promptly upon the receipt of any comments (whether written or oral) from the SEC and of any request (whether written or oral) by the SEC for amendments or supplements to the Information Statement and shall promptly supply Parent with copies of all such comments, requests and any other written correspondence between the Company or any Company Representative, on the one hand, and the SEC, on the other hand, with respect to the Information Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Information Statement and to resolve such comments with the SEC and cause the Information Statement to be filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act, and shall use its reasonable best efforts to cause the Information Statement to be disseminated to the Holders, as required pursuant to Rule 14c-2 under the Exchange Act, as promptly as reasonably practicable after, and in any event within two Business Days after, the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (B) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (C) expiration of the 10-day period after filing in the event that the SEC does not notify the Company that it intends to review the Information Statement prior thereto. Prior to the filing of the Information Statement (or any amendment or supplement thereto) or any dissemination thereof to the Holders, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response and the Company shall revise the Information Statement to address all reasonable comments of Parent. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 8.2(b)(iv) shall not be affected by any Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Alternative Transaction Proposal.

(v) The Company agrees that the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and that, at the time it is filed with the SEC, at the time it is first mailed to the holders of shares of Company Stock or at the time of any amendment or supplement thereof, the Information Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements included or incorporated by reference in the Information Statement based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein. Parent agrees that it will ensure that none of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the time it is filed with the SEC or at the time it is first mailed to the holders of shares of Company Stock, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(vi) In the event the Company is required to hold a Company Stockholder Meeting pursuant to Section 8.2(b) and Parent does not terminate this Agreement in accordance with Section 10.1(d), the Company and Parent shall cooperate with one another (A) in connection with the preparation of the Proxy Statement, (B) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the transactions contemplated by this Agreement and (C) in taking such actions or making such filings, furnishing information required in connection herewith or with the Proxy Statement and seeking timely to obtain such actions, consents, approvals or waiver.

(vii) In the event that the Proxy Statement is to be filed, Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement (or any amendment or supplement thereto) each time before it is filed with the SEC or disseminated to the stockholders of the Company, and the Company shall give reasonable and good faith consideration to any comments made by Parent or its counsel. The Company shall promptly provide Parent and its counsel with (A) any substantive comments or other material communications, whether written or oral, between the Company or its counsel and the SEC or its staff with respect to the Proxy Statement (or any amendment or supplement thereto) promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the Company’s response to those comments to provide comments on that response (to which reasonable and good faith consideration shall be given by the Company). The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after, and in any event within two Business Days after, the latest of (i) confirmation from the SEC that it has no further comments on the Proxy Statement, (ii) confirmation from the SEC that the Proxy Statement is otherwise not to be reviewed or (iii) expiration of the 10-day period after filing in the event that the SEC does not notify the Company that it intends to review the Proxy Statement prior thereto.

(viii) If the Company is required to hold a Company Stockholder Meeting pursuant to Section 8.2(b), the Company shall call and hold the Company Stockholder Meeting as promptly as practicable and shall consult in good faith with Parent with respect to the date on which such meeting is to be held.

Section 8.3. Alternative Transaction Proposal.

(a) The Company shall not, nor shall it authorize or knowingly permit any Company Subsidiary or any of its or their respective directors, officers or employees or any Representatives retained by it or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making of any Alternative Transaction Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Alternative Transaction Proposal or (ii) other than with Parent, Merger Sub or their respective directors, officers, employees or other Representatives, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, any Alternative Transaction Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Alternative Transaction Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, but subject to compliance with the other provisions of this Section 8.3, if at any time after the date hereof and prior to the receipt of the Company Stockholder Approval, the Company or any Company Subsidiary receives an Alternative Transaction Proposal, the Company and the Company Board (directly or through their Representatives) (i) may contact such Person and its advisors for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether such proposal is, or is reasonably likely to lead to, a Superior Proposal and (ii) if the Company Board determines in good faith after consultation with its outside legal counsel and independent financial advisor of nationally recognized reputation that such Alternative Transaction Proposal is, or is reasonably likely to lead to, a Superior Proposal, the Company Board may (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an executed confidentiality agreement on terms no more favorable to such Person than the terms of the Confidentiality Agreement; provided that such confidentiality agreement shall provide for the provision of all information to Parent that is contemplated or required by this Section 8.3 to be provided to Parent; provided further, that a copy of all such information not previously provided to Parent (or its Representatives) is provided to Parent substantially simultaneously with the provision of such information to such Person (or its Representatives) and (y) participate in discussions or negotiations with the Person making such Alternative Transaction Proposal (and its Representatives) regarding such Alternative Transaction Proposal. The Company will within one Business Day provide Parent with all non-public information regarding the Company that has not been previously provided to Parent and that is provided to any person making such Alternative Transaction Proposal.

(b) The Company shall, and shall cause each Company Subsidiary to, promptly request any person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Alternative Transaction Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such person or its Representatives.

(c) The Company shall promptly (and in no event later than 24 hours after receipt) notify Parent in writing in the event that the Company or any of its Representatives receives an Alternative Transaction Proposal or a request for information relating to the Company or the Company Subsidiaries that is reasonably likely to lead to or that contemplates an Alternative Transaction Proposal, including the identity of the person making the Alternative Transaction Proposal and the material terms and conditions thereof (including an unredacted copy of such Alternative Transaction Proposal or, where such Alternative Transaction Proposal is not in writing, a description of the terms thereof). The Company shall keep Parent reasonably informed, on a reasonably current basis, as to the status of discussions or negotiations relating to such Alternative Transaction Proposal (including by promptly (and in no event later than 24 hours after receipt) providing to Parent copies of any correspondence, proposals, indications of interest, and/or draft agreements relating to such Alternative Transaction Proposal). The Company agrees that it and the Company Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 8.3.

(d) The Company Board shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement if and when disseminated to the Company’s stockholders, (B) change, qualify, withhold, withdraw or modify (or authorize or publicly propose to change, qualify, withhold, withdraw or modify), in any such case in a manner adverse to Parent, the Company Recommendation, (C) publicly make any recommendation in connection with an Alternative Transaction Proposal other than a recommendation against such proposal, (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to stockholders of the Company an Alternative Transaction Proposal or (E) if an Alternative Transaction Proposal shall have been publicly announced or disclosed prior to the date that the Company Stockholder Approval is obtained, fail to recommend against such Alternative Transaction Proposal or fail to reaffirm the Company Recommendation (any action described in this clause (i), an “Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any Company Subsidiary to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement) or agreement in principle with respect to any Alternative Transaction Proposal.

(e) Notwithstanding anything to the contrary contained in this Agreement, prior to the receipt of the Company Stockholder Approval, but not after, the Company Board may, in respect of a bona fide Superior Proposal that did not result from a breach of Section 8.3, (1) make an Adverse Recommendation Change or (2) terminate this Agreement in accordance with Section 10.1(h) in order to enter into a definitive agreement for such Superior Proposal, in either case if and only if, prior to taking such action, the Company Board has determined in good faith, after consultation with its outside legal counsel and independent financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law; provided, however, that, prior to taking either such action, (w) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action, including the terms and conditions of, and the identity of the person making, any such Superior Proposal and has contemporaneously provided to Parent a copy of the Superior Proposal or any proposed acquisition agreements and a copy of any related financing commitments in the Company’s possession (or, in each case, if not provided in writing to the Company, a written summary of the terms thereof), (x) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, concerning any revisions to the terms of this Agreement proposed by Parent, (y) following the end of such notice period, the Company Board shall have determined, after consultation with its independent financial advisor and outside legal counsel, and giving due consideration to the revisions to the terms of this Agreement to which Parent has committed in writing, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal (assuming the revisions committed to by Parent were to be given effect) and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law, and (z) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (w) above of this proviso and a new notice period under clause (w) of this proviso shall commence (except that the four Business Day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (1) two Business Days and (2) the period remaining under the notice period under clause (w) of this proviso immediately prior to the delivery of such additional notice under this clause (z)) during which time the Company shall be required to comply with the requirements of this Section 8.3(e) anew with respect to such additional notice, including clauses (w) through (z) above of this proviso; and provided, further, that the Company has complied in all material respects with its obligations under this Section 8.3. Notwithstanding anything to the contrary contained herein, neither the Company nor any Company Subsidiary shall enter into any acquisition agreement pursuant to an Alternative Transaction Proposal unless this Agreement has been terminated in accordance with its terms and the Company Termination Fee has been paid in the manner provided in Section 10.3.

(f) Notwithstanding anything contained in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, but not after, in response to an Intervening Event, if and only if the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Company Board may make an Adverse Recommendation Change, provided that (i) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action, and has specified in reasonable detail the potential reasons therefor, (ii) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Board to not make such Adverse Recommendation Change and (iii) the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, provided that if there is any material change to the facts and circumstances associated with an Intervening Event, the Company shall be required to comply again with the requirements of this Section 8.3(f), and thereafter, the Company Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, provided further that the Company has complied in all material respects with its obligations under this Section 8.3.

(g) Notwithstanding anything to the contrary contained herein, the Company or the Company Board shall be permitted to comply with Rule 14d-9 and 14e-2 promulgated under the Exchange Act.

Section 8.4. Appropriate Action; Consents; Filings.

(a) Subject to the terms and conditions herein provided, the Company, Parent and Merger Sub shall (i) use reasonable best efforts to obtain as promptly as practicable any necessary consents, approvals, waivers and authorizations of, actions or non-actions by, and make as promptly as practicable all necessary filings and submissions with, any Governmental Entity or any third party necessary in connection with the consummation of the transactions contemplated by this Agreement; provided that in no event shall the Company or any of the Company Subsidiaries or Parent or Merger Sub be required to pay any fee, penalty or other consideration to obtain any consent, approval, order, waiver or authorization in connection with the transactions contemplated by this Agreement under any contract other than de minimis amounts, (ii) use reasonable best efforts to (A) avoid a suit, action, petition to deny, objection, proceeding or investigation, whether judicial or administrative and whether brought by a Governmental Entity or any third party and (B) subject to Section 8.4(b), avoid the entry of, or to effect the dissolution of, any injunction, stay, temporary restraining order or other order in any such suit, action, petition to deny, objection, proceeding or investigation, in each case, challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement (iii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, Permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities or third parties in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, Permits, notices or authorizations, (iv) use reasonable best efforts to cause the conditions to the Merger set forth in Article IX to be satisfied as promptly as reasonably practicable and (v) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable. In connection with the foregoing, the Company, on the one hand, will provide Parent, and Parent, on the other hand, will provide the Company, with copies of any material correspondence, filing or communication (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Prior to submitting or making any such correspondence, filing or communication to any such Governmental Entity or members of their respective staffs, the parties shall first provide the other party with a copy of such correspondence, filing or communication in draft form and give such other party a reasonable opportunity to discuss its content before it is submitted or filed with the relevant Governmental Entities, and shall consider and take account of all reasonable comments timely made by the other party with respect thereto. To the extent permitted by Applicable Law, each of the parties shall ensure that the other party is given the opportunity to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, (i) Parent and its Affiliates shall have no obligation to litigate or contest any court proceeding or administrative litigation brought by any Governmental Entity under any Applicable Law and (ii) in no event will Parent or any of its Affiliates be obligated to enter into any consent decree with any Governmental Entity, to make any divestiture, to accept any operational restriction, or to take or commit to take any other action that, relates to the assets, business, results of operation or financial condition of the Company or any Company Subsidiary, taken as a whole, or that would be reasonably expected to limit or impair the right of Parent or any of its Affiliates to own or operate its business or to obtain or enjoy any of the rights or benefits of the Company’s or the Company Subsidiaries’ business(es). The Company shall not (and shall cause each Company Subsidiary not to), without Parent’s prior written consent, (i) enter into any consent decree with any Governmental Entity to make any divestiture, (ii) accept any operational restriction, or (iii) take or commit to take any other action that, in each case of (i) and (ii), relates to the assets, business, results of operation or financial condition of the Company or any Company Subsidiary or that would be reasonably expected to limit or impair the right of Parent or any of its Affiliates to own or operate its business or to obtain or enjoy any of the rights or benefits of the Company’s or the Company Subsidiaries’ business(es).

Section 8.5. Public Announcements; Public Disclosures. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby. Except for any press release or public statement as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the Company will not issue any such press release or make any such public statement without the prior written consent of Parent (which consent shall not be unreasonably delayed, conditioned or withheld). Notwithstanding the foregoing, the requirements of this Section 8.5 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 8.6. Employee Matters.

(a) Effective as of the Closing and continuing for one year thereafter, Parent shall provide, or shall cause to be provided, to each employee of the Company or any Company Subsidiary as of the Closing (each, a “Company Employee”), other than any Company Employee covered by a collective bargaining (or similar) agreement, (i) a base salary or hourly wage rate, as applicable, that is no less than the base salary or hourly wage rate provided to such Company Employee by the Company and the Company Subsidiaries immediately prior to the Closing, (ii) short-term cash bonus opportunities (excluding equity-based compensation opportunities and deferred compensation opportunities) that are no less favorable than those provided to such Company Employee by the Company and the Company Subsidiaries immediately prior to the Closing and (iii) retirement, health and welfare benefits (excluding defined benefit pension, retiree medical, equity or equity-based, severance, retention, change of control, transaction-based and similar benefits) that are no less favorable in the aggregate than those provided to such Company Employee by the Company and the Company Subsidiaries immediately prior to the Closing; provided, however, that nothing in this Agreement shall prohibit the Surviving Corporation or any of its Affiliates from terminating the employment of any Company Employee.

(b) For purposes of vesting and eligibility to participate (other than benefits under defined benefit pension plans or retiree welfare plans, if any) under the benefit plans of Parent or its Affiliates (as applicable) providing benefits to Company Employees after the Closing (the “New Plans”) and for purposes of level of benefits with respect to vacation benefits under New Plans, each Company Employee in such plans shall be credited with his or her years of service with the Company and the Company Subsidiaries and their predecessors prior to the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Employee Program in which such Company Employee participated or was eligible to participate immediately prior to the Closing (such plans, collectively, the “Old Plans”); provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability, life insurance and/or other welfare benefits to any Company Employee (collectively, the “New Welfare Plans”), (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Welfare Plans to the extent coverage under any such New Welfare Plan replaces coverage under any Old Plan, except to the extent such waiting period would have applied to such Company Employee under the corresponding Old Plan, and (ii) Parent shall cause (A) all pre-existing conditions, exclusions or limitations, eligibility waiting periods and actively-at-work requirements of such New Welfare Plans to be waived for such Company Employee and his or her covered dependents (to the extent such conditions, exclusions, limitations, periods and requirements were waived or satisfied as of immediately prior to the Closing under comparable Old Plans) and (B) any eligible expenses incurred by each Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Welfare Plan begins to be taken into account under such New Welfare Plan for purposes of satisfying all deductible, co-payment, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Welfare Plan.

(c) No later than five Business Days prior to its distribution, the Company shall provide Parent with a copy of any communication intended to be made to the Company Employees regarding the compensation, benefits or other treatment they will receive in connection with the transactions contemplated by this Agreement, and will provide Parent with a reasonable opportunity to review and comment on such communication.

(d) Nothing in this Section 8.6 (i) is intended to create any third-party beneficiary rights in any employee of the Company or any of the Company Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company Employee by Parent or the Company or under any benefit plan that Parent or the Company may maintain, (ii) shall be treated as an amendment to any Employee Program, (iii) shall, subject to compliance with the other provisions of this Section 8.6, obligate Parent to maintain any particular benefit plan or arrangement or (iv) shall prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement.

Section 8.7. Company Indemnification Provisions.

(a) Without limiting any additional rights that any director, officer, trustee, employee or agent may have under any employment or indemnification agreement or under the Company’s Organizational Documents, or, if applicable, similar organizational documents or agreements of any of the Company Subsidiaries, from and after the Effective Time until the sixth anniversary of the Effective Time, Parent agrees that it shall cause the Surviving Corporation to (i) indemnify and hold harmless each person who was, is at the date of this Agreement or becomes during the period from the date of this Agreement through the Closing Date (A) a director or officer of the Company or the Company Subsidiaries or (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) (collectively, the “Indemnified Parties”), in each case, to the fullest extent authorized or permitted by Applicable Law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom and (ii) promptly pay on behalf of or, within 10 Business Days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by Applicable Law, as now or hereafter in effect, any expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case, without the requirement of any bond or other security; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and non-appealable judicial determination that such Indemnified Party is not entitled to indemnification. The indemnification and advancement obligations of Parent and the Surviving Corporation pursuant to this Section 8.7(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby, including the consideration, approval and adoption thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who continues to be or who has ceased to be (A) a director or officer of the Company or any Company Subsidiary or (B) a director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company), and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or would reasonably be expected to be sought by such Indemnified Party hereunder, unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim and does not include an admission of fault or wrongdoing by any Indemnified Party, or such Indemnified Party otherwise consents thereto. Parent shall cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the Indemnified Parties than those set forth in the Organizational Documents of the Company and the Company Subsidiaries as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Parties.

(b) The Company may obtain, prior to the Effective Time, a single payment, run-off policy or policies of directors’ and officers’ and fiduciary liability insurance covering the Persons currently covered by the Company’s existing directors’ and officers’ and/or fiduciary liability insurance policies for claims arising in respect of actual or alleged errors, misstatements, acts, omissions or any matter claimed against any such Person occurring prior to the Effective Time (but only in respect thereof) in amount and scope no less favorable, in the aggregate, than the Company’s existing policies, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to such insurance, such policy or policies to become effective at the Effective Time and remain in effect for a period of six years following the Effective Time; provided, however, that the premium for such run-off policy or policies shall not exceed 200% of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’ and fiduciary liability insurance policies. If such run-off policy or policies shall have been obtained by the Company prior to the Effective Time, Parent shall cause such policy or policies to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company for any reason fails to obtain such run-off policy or policies as of the Effective Time, Parent shall obtain, or cause the Surviving Corporation to obtain, such run-off policy or policies; provided, however, that the premium for such run-off policy or policies shall not exceed 200% of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’ and fiduciary liability insurance policies; provided, further, that, if such run-off policy or policies cannot be obtained or can be obtained only by paying aggregate premiums in excess of 200% of such amount, Parent or the Surviving Corporation, as the case may be, shall only be required to obtain as much coverage as can be obtained by paying a premium equal to 200% of such amount.

(c) If Parent, the Surviving Corporation or their successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or other entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 8.7.

(d) The provisions of this Section 8.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their respective representatives. Notwithstanding any other provision of this Agreement to the contrary, this Section 8.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and their respective Subsidiaries. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 8.7.

Section 8.8. Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments, other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness or liabilities.

Section 8.9. State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or becomes applicable to the Merger, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Merger.

Section 8.10. No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

Section 8.11. Additional Matters. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, Parent and Merger Sub shall, and shall cause the Surviving Corporation to, take all such necessary action.

Section 8.12. Section 16. Prior to the Effective Time, each party hereto shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company and who will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.13. Transfer Taxes; Indian and Chinese Taxes

(a) All stock transfer, conveyance, real estate transfer, documentary, stamp, notarial, filing, registration, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with the transactions contemplated by this Agreement, including the Merger (other than such Taxes required to be paid by reason of the payment of a portion of the Total Merger Consideration to a Person other than the holder of record of Company Stock with respect to which such payment is made), shall be borne and paid by either Merger Sub or the Surviving Corporation (regardless of the Person liable for such Taxes under Applicable Law).

(b) As promptly as practicable following the date hereof, the Company shall review (with advice and assistance from tax advisors with appropriate expertise and experience at a “Big Four” accounting firm or such other accounting firm as otherwise mutually agreed upon between the parties) and coordinate with Parent regarding all potential tax implications related to Taxes payable to Governmental Entities in India and the People’s Republic of China arising from or as a result of the transactions contemplated by this Agreement. Without limiting the foregoing, prior to the Closing Date, the Company shall promptly (and in all cases prior to any deadline imposed under Applicable Law) obtain any necessary or customary valuation reports (prepared by a qualified expert), obtain tax opinions, prepare any relevant financial information, prepare and file all necessary Tax Returns and pay all such Taxes (if due prior to the Closing Date or if otherwise determined by Parent to be appropriate for the Company to file or pay prior to the Closing Date) and obtain proof of filing and payment, in each case as required under Applicable Law with respect to such Taxes or (whether or not so required) as requested by (and in a form reasonably satisfactory to) Parent with respect to such Taxes. The Company shall discuss (and make its advisors available to Parent to discuss) such Taxes on a regular basis with Parent and promptly provide any documents, information or assistance requested by Parent in relation to such Taxes. As promptly as practicable and in any event at least15 days prior to the Closing Date, the Company shall provide to Parent the Company’s calculation of (x) the amount to be withheld in respect of Indian capital gains Tax from payments under this Agreement (the “Indian Withholding Tax”) and (y) the amount of Taxes payable to Governmental Entities in the People’s Republic of China arising from or as a result of the transactions contemplated by this Agreement (the “PRC Tax”), in each case together with appropriate and reasonably detailed supporting documentation (including tax opinions and valuation reports as described in the second sentence of this Section 8.13(b)), it being understood for avoidance of doubt that Parent shall be entitled, but shall not be required, to agree with and rely on such calculations. Parent’s determination in its good faith discretion, of the amount of the Indian Withholding Tax and the PRC Tax shall be final and binding under this Agreement, and for avoidance of doubt, the amount of Indian Withholding Tax as so determined by Parent shall be considered for purposes of Section 4.3(d) of this Agreement an amount required to be deducted and withheld under a provision of Applicable Law.

Section 8.14. FIRPTA Certificate. On the Closing Date, the Company shall deliver to Parent (i) a certificate prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.1445-2(c) and 1.897-2(h) executed by a duly authorized officer of the Company certifying that the Company is not, and has not been for the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, together with (ii) a notice to be mailed by the Company to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2).

Section 8.15. Stockholder Litigation. The Company shall give Parent prompt written notice of any stockholder litigation or Action against the Company or its directors arising after the date of this Agreement as a result of the Merger and the transactions contemplated hereby and the opportunity to participate in the defense or settlement of such litigation or Action, and with respect to any settlement in connection therewith other than a settlement solely for monetary damages and entirely paid for with proceeds of insurance, no such settlement shall occur without Parent’s prior written consent (which shall not be unreasonably withheld). For purposes of this Section 8.15, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the litigation and other Actions by the Company (in any manner designed to not undermine the attorney-client privilege between the Company and its counsel), and Parent may offer comments or suggestions with respect to such litigation or other Actions (which the Company will consider in good faith) but will not be afforded any decision-making power or other authority over such litigation or other Action, except for the settlement or compromise consent set forth in the preceding sentence.

Section 8.16. Cessation of Quotation on OTC. The Surviving Corporation shall cause the Company Common Stock to cease to be quoted on the OTC and to be deregistered under the Exchange Act as promptly as practicable after the Effective Time in compliance with the rules and regulations of the OTC and Applicable Law, respectively. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part with respect thereto.

Section 8.17. Resignation. At the written request of Parent, the Company shall cause each director or officer of the Company or any director or any officer of any Company Subsidiary to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 8.18. Relations with the Holders. The parties to this Agreement acknowledge and agree that, on the Closing Date, all Company Related Party Contracts will be terminated with effect as from the Closing Date, in all cases at no termination cost to the Company, the Company Subsidiaries, or the Merger Sub, and that no sum or performance of obligation of any kind will be due (i) by the Company or any Company Subsidiary to the Holders, the Holders’ Affiliates or any Representative of the Company or any Company Subsidiary or (ii) by the Holders, the Holders’ Affiliates or any Representative of the Company or any Company Subsidiary to the Company or any Company Subsidiary as and from the Closing Date.

Section 8.19. Payment of Company Indebtedness. Parent shall pay the Company indebtedness as set forth in and in accordance with Section 8.19 of the Company Disclosure Letter.

Section 8.20. Notice of Dissenter Rights. The Company shall give Parent and Merger Sub (i) prompt notice of any demands received by the Company for the exercise of dissenter’s rights with respect to shares of Company Stock, withdrawals of such demands, and any other instruments served pursuant to Sections 92A.300 through 92A.500 of the NRS and received by the Company and (ii) the opportunity to direct and control all negotiations and proceedings with respect to demands for appraisal under the NRS. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands for appraisal.

Article IX

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 9.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing by Parent and the Company at or prior to the Effective Time of the following conditions:

(a) each consent, approval, waiver, clearance, authorization or permission of a Governmental Entity that is required by Applicable Law, including those set forth on Section 5.5(a) of the Company Disclosure Letter, shall have been made, obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated), in each case, to the extent that failure to obtain such consent, approval, waiver, clearance, authorization or permission would result in any criminal liabilities, material fines or any other material adverse consequence;

(b) No restriction under Applicable Law, statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction of any Governmental Entity having jurisdiction that makes illegal, prohibits, restrains or enjoins consummation of the Merger shall be in effect; and

(c) The Company Stockholder Approval shall have been duly obtained and at least 20 calendar days shall have elapsed since the Company mailed the Information Statement to the Holders (in accordance with Regulation 14C of the Exchange Act, including Rule 14c-2 promulgated under the Exchange Act).

Section 9.2. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company in writing at or prior to the Effective Time of the following additional conditions:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date and (ii) are made as of a specific date shall be true and correct as of such date, in each case of clauses (i) and (ii), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b) Each of Parent and Merger Sub shall have performed or complied with, in all material respects, each of its obligations, agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date; and

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent, in such Person’s capacity as an officer of Parent and not in such Person’s individual capacity, certifying as to the satisfaction of the conditions specified in Section 9.2(a) and Section 9.2(b).

Section 9.3. Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver by Parent in writing at or prior to the Effective Time of the following additional conditions:

(a) (x) The representations and warranties of the Company contained in Sections 5.1 (Organization), 5.2 (Company Subsidiaries), 5.4 (Authority for Agreements) and 5.22 (Brokers) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (y) the representations and warranties of the Company contained in Section 5.3 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, provided that representations and warranties that are made as of a specific date shall be true and correct in all respects as of such date. The other representations and warranties of the Company contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, and (ii) are made as of a specific date shall be true and correct as of such date, in each case of clauses (i) and (ii), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “ Company Material Adverse Effect” set forth in such representations and warranties (other than the representation in Section 5.9(a)), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b) The Company shall have performed or complied with, in all material respects, each of its obligations, agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) Sunandan Ray shall continue to be an employee of the Company as of the Closing and shall not have given notice of termination of employment;

(d) Since the date of this Agreement, there has been no Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e) The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an officer of the Company, in such Person’s capacity as an officer of the Company and not in such Person’s individual capacity, certifying as to the satisfaction of the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(c);

(f) The Company shall have received the consents set forth on Section 9.3(f) of the Company Disclosure Letter;

(g) (i) Each of the Holders listed on Exhibit C shall have executed, and the Company shall have delivered to Parent, concurrently with the execution of this Agreement, the Stockholders Support Agreement, substantially in the form attached hereto as Exhibit A, and (ii) the Stockholders Support Agreement shall, as of the Closing Date, remain in effect and a valid and binding obligation of each such Holder; and

(h) the number of Dissenting Shares shall represent less than 5% of the Fully Diluted Common Stock Number.

Article X

TERMINATION

Section 10.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time (other than as set forth below) prior to the Effective Time (it being understood that this Agreement may not be terminated for any other reason on any other basis):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if the Closing shall not have occurred on or before the date that is six months (the “Outside Date”) after the date hereof; provided that if on such date the condition to the Closing set forth in Section 9.1(a) shall not have been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties, be extended for three additional months; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Closing to occur on or before such date; provided further, that the parties agree that no party shall have any right to terminate this Agreement pursuant to this Section 10.1(b) during the pendency of a legal proceeding by any party for specific performance pursuant to Section 11.11;

(c) by Parent, prior to receipt of the Company Stockholder Approval, if (i) an Adverse Recommendation Change shall have been made by the Company Board or (ii) (A) an Alternative Transaction Proposal shall have been publicly made to the Company or directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Alternative Transaction Proposal and (B) the Company Board shall fail to confirm the recommendation by the Company Board of this Agreement, the Merger or the other transactions contemplated hereby within 10 Business Days of a request from Parent to do so (which request may only be made once with respect to any such Alternative Transaction Proposal and each amendment thereto);

(d) by Parent, at any time prior to the Effective Time if the Company fails to obtain the Company Stockholder Approval within 24 hours following the execution of this Agreement;

(e) by either Parent or the Company, if any Governmental Entity of competent jurisdiction shall have issued an order, injunction, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger and such order, injunction, decree, ruling or other action is or shall become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to Parent or the Company if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Entity;

(f) by the Company if, prior to the Closing Date, there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub or Parent or Merger Sub shall have failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) and (ii) is incapable of being cured prior to the Outside Date or, if curable, is not cured by Parent or Merger Sub, as the case may be, on or before the earlier of (A) the Outside Date and (B) the date that is 30 days following the receipt by Parent of written notice from the Company of such breach, inaccuracy or failure to perform or comply; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; or

(g) by Parent if, prior to the Closing Date, there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of the Company or the Company shall have failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) and (ii) is incapable of being cured prior to the Outside Date or, if curable, is not cured by the Company on or before the earlier of (A) the Outside Date and (B) the date that is 30 days following the receipt by the Company of written notice from Parent of such breach, inaccuracy or failure to perform or comply; provided that Parent or Merger Sub is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

(h) by the Company if, at any time prior to receipt of the Company Stockholder Approval, (i) the Company Board has received a Superior Proposal, (ii) the Company Board (or committee thereof) has authorized the Company to enter into a definitive agreement with respect to a Superior Proposal and the Company is in compliance in all material respects with Section 8.3 and (ii) concurrently with or prior to such termination, the Company pays Parent the applicable termination fee set forth in and pursuant to the terms of Section 10.3 and enters into the definitive agreement with respect to such Superior Proposal.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, and the obligations of the parties under this Agreement shall terminate, except for the provisions of Section 5.22, Section 6.9, the penultimate sentence of Section 8.1, this Section 10.2, Section 10.3, Article I and Article XI, and there shall be no liability on the part of any party hereto; provided, however, that, subject to Section 10.3(b), nothing herein shall relieve any party hereto from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursements of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including the total amount payable to such shareholders under this Agreement, lost combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its willful or intentional breach of any provision of this Agreement.

Section 10.3. Fees and Expenses.

(a) In the event that: (i) this Agreement is terminated by the Company pursuant to Section 10.1(h); (ii) this Agreement is terminated by Parent pursuant to Section 10.1(c); or (iii) this Agreement is terminated by (1) Parent or the Company pursuant to Section 10.1(b), (2) Parent pursuant to Section 10.1(d) or 10.1(g) and, in each case of (1) and (2), there shall have been made an Alternative Transaction Proposal to the Company or any of its Representatives prior to such termination, and (ii) within 12 months of such termination, the Company enters into a definitive agreement providing for the implementation of any Alternative Transaction Proposal, or any Alternative Transaction Proposal is consummated, in each case with the Person that made the Alternative Transaction Proposal prior to termination of this Agreement or an Affiliate thereof (provided that, for this purpose, references to “10%” in the definition of Alternative Transaction Proposal shall be deemed to be references to “50%”), then the Company shall pay Parent an amount equal to $1,440,000 (the “Company Termination Fee”). Any Company Termination Fee due under this Section 10.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by Parent to the Company (A) in the case of termination pursuant to clause (i) or (ii) above, concurrently with or prior to such termination or (B) in the case of termination pursuant to clause (iii) above, within two Business Days of the applicable event referred to in clause (iii) above.

(b) Each of the Company and Parent acknowledges and agrees that, in the event that Parent is entitled to receive the Company Termination Fee pursuant to Section 10.3(a) of this Agreement, the right of Parent to receive such amount shall constitute the sole and exclusive remedy for monetary damages for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement for Parent, Merger Sub and any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees, regardless of the circumstances giving rise to such termination.

(c) If the Company fails to pay Parent any amounts due under Section 10.3(a), the Company shall pay the reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) in connection with any action, including, without limitation, the filing of any lawsuit or other legal action, taken to collect payment.

Article XI

MISCELLANEOUS

Section 11.1. Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of the foregoing, shall survive beyond the Effective Time, except for (a) those covenants and agreements set forth in this Agreement that by their terms contemplate performance in whole or in part after the Effective Time and (b) those contained in this Article XI.

Section 11.2. Notices. All notices, claims, demands and other communications in connection with this Agreement shall be in writing and shall be deemed given (a) when sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient or its counsel) (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York time) shall be deemed to have been received at 9:00 a.m. (New York time) on the next Business Day or (b) when sent by internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)	If to Parent or Merger Sub, to:

DP World Logistics US Holdings, Inc.
2581 High Meadow Circle, Suite 250
Auburn Hills, MI 48326

Attention:	Olivier Schwartz,
General Counsel and Chief Legal Officer
Email:	Olivier.Schwartz@dpworld.com
Legal.notices@dpworld.com

With a copy (which shall not constitute notice) to:

Clifford Chance US LLP
Two Manhattan West
375 9th Avenue
New York, NY 10019

Attention:	Benjamin K. Sibbett
Chang-Do Gong

Email:	benjamin.sibbett@cliffordchance.com
chang-do.gong@cliffordchance.com

(b)	If to the Company, to:

Unique Logistics International, Inc.
154-09 146th Avenue
Third Floor
Jamaica, New York
Attention:	Sunandan Ray, CEO
Email:	s.ray@unique-usa.com

With a copy (which shall not constitute notice) to:

Lucosky Brookman LLP
101 S. Wood Avenue, South
Fifth Floor
Woodbridge, New Jersey 08830
Attention:	Lawrence Metelitsa, Esq.
Email:	lmetelitsa@lucbro.com
Attention:	Victoria Baylin, Esq.
E-mail:	vbaylin@lucbro.com

Section 11.3. Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The specification of any dollar amount in any representation or warranty contained in Article V or Article VI is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Section 11.4. Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties. Neither this Agreement nor any of the rights, interests or obligations hereunder is assignable or shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that, (x) Merger Sub may assign, by written notice to the Company, all of its rights and obligations hereunder to another wholly-owned direct or indirect subsidiary of Parent, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, and that (y) Parent may assign, by written notice to the Company, all of its rights and obligations hereunder to one or more Affiliates of Parent; in each case, provided that no such assignment shall relieve Parent or Merger Sub of its obligations under this Agreement; and provided further, that, any such assignment shall not materially impede or delay the consummation of the transactions contemplated hereby. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 11.4 shall be null and void.

Section 11.5. Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that state, without any regard to the conflict of law provisions thereof, and except that the laws of the State of Nevada shall govern (i) the Merger and (ii) the internal affairs, including fiduciary duties, of the Company and the Company Board.

(b) All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or any appellate court thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the Specified Courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 11.2. Nothing in this Section 11.5 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

Section 11.6. Expenses. Except as expressly set forth herein (including Section 8.4 and Section 10.2), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 11.7. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties; provided, however, that there shall not be any amendment that by Applicable Law requires approval by the Holders without obtaining such approval.

Section 11.8. Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts in the case of Parent, of the Company and, in the case of the Company, of Parent or Merger Sub, in each case, contained herein, (b) waive any inaccuracies in the representations and warranties, in the case of Parent, of the Company and, in the case of the Company, of Parent or Merger Sub, in each case, contained herein (or in any document delivered pursuant hereto) and (c) waive compliance with any of the agreements or conditions, in the case of Parent, of the Company and, in the case of the Company, of Parent or Merger Sub, in each case, contained herein; provided, however, that there shall not be any extension or waiver that by Applicable Law requires further approval by the Holders without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 11.9. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received counterparts thereof signed and delivered (by facsimile, e-mail of a .pdf attachment or otherwise) by all of the other parties.

Section 11.10. Severability; Validity; Parties in Interest. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid, illegal or unenforceable by any rule of law or public policy, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, and, to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Except as provided in Section 8.7(d), nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.11. Specific Performance. The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached or the Merger was not consummated, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that the parties (on behalf of themselves and the third party beneficiaries of this Agreement provided in Section 11.10) shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.12. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except in the case of a party hereto (and then only to the extent of the specific obligations undertaken by such party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any party hereto and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

DP WORLD LOGISTICS US HOLDINGS, INC.

By:
Name:
Title:

UNIQUE MERGER CO.

By:
Name:
Title:

UNIQUE LOGISTICS INTERNATIONAL, INC.

By:
Name:	Sunandan Ray
Title:	Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

Exhibit A

Form of Stockholders Support Agreement

[Attached]

A-1

Exhibit B

Articles of Incorporation

of the Surviving Corporation

[Attached]

B-1

CERTIFICATE OF AMENDED AND RESTATED

ARTICLES OF INCORPORATION

of

UNIQUE LOGISTICS INTERNATIONAL, INC.

The undersigned officer of UNIQUE LOGISTICS INTERNATIONAL, INC., a corporation duly incorporated under the laws of the State of Nevada, hereby certifies as follows:

FIRST: The name of the corporation is UNIQUE LOGISTICS INTERNATIONAL, INC. (the “Corporation”). The original Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Nevada on the 23rd day of January 2004.

SECOND: These Amended and Restated Articles of Incorporation incorporating all amendments to the original Articles of Incorporation of the Corporation are being filed with the Nevada Secretary of State in accordance with Section 78.403 of the Nevada Revised Statutes (the “Revised Statutes”).

THIRD: The Corporation’s Articles of Incorporation, including all amendments thereto, are amended and restated to read as follows:

1. Name. The name of the Corporation is “UNIQUE LOGISTICS INTERNATIONAL, INC.”

2. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Revised Statutes.

3. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is: 100 shares of common stock, par value of $0.01 per share.

4. Board of Directors.

4.1. Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Bylaws of the Corporation, as amended (the “Bylaws”), shall so require, the election of the Directors of the Corporation need not be by written ballot. The total number of Directors constituting the entire Board shall be fixed from time to time by the Board, such number currently being fixed at four Directors, the names of which are:

4.2. Names of Current Directors:

Christopher James Young

Brian Enright

Glen Clark

Sunandan Ray

4.3. Terms. Each Director shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until the election and qualification of his or her successor in office or such Director’s earlier death, resignation, disqualification or removal from office.

B-2

4.4. Vacancies and Newly Created Directorships. Newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board. Any Director so chosen shall hold office until the next annual meeting of stockholders and until the election and qualification of his or her successor in office or such Director’s earlier death, resignation, disqualification or removal from office. No decrease in the number of Directors shall shorten the term of any incumbent Director.

4.5. Removal of Directors. Except for such additional Directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article 4 hereof, any Director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66-2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

5. Limitation of Liability. To the fullest extent permitted under the Revised Statutes, as amended from time to time, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any act or omission as a Director, provided that this provision shall not eliminate or limit the liability of a Director for any breach of the Director’s fiduciary duty to the Corporation or its stockholders, which breach involves intentional misconduct, fraud or a knowing violation of law. If the Revised Statutes is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Revised Statutes, as so amended.

Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a Director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

The undersigned hereby certifies that: (a) he is the Secretary of UNIQUE LOGISTICS INTERNATIONAL, INC. (the “Corporation”); and (b) the Certificate correctly sets forth the text of the Corporation’s articles of incorporation as amended and restated to the date hereof.

Signed: _________________________

Printed: Brad Shires

Dated as of ______________, 2025

B-3

Exhibit C

Holdback Stockholders and Holdback Amount

Stockholder	Holdback Amount ($)
Frangipani Trade Services, Inc., a New York corporation	11,302,323
Great Eagle Freight Limited, a Hong Kong limited liability company	2,412,979

C-1

Exhibit D

Form of Company Stockholder Approval

UNANIMOUS WRITTEN CONSENT

OF

THE HOLDERS OF ____________ STOCK

OF

UNIQUE LOGISTICS INTERNATIONAL, INC.

IN LIEU OF A

SPECIAL MEETING

March __, 2025

The undersigned, being all of the record and beneficial holders (“Series__ Holders”) of the Series __ Convertible Preferred Stock, par value $0.001 per share (the “Series __ Preferred”) of Unique Logistics International, Inc., a Nevada corporation (the “Company”), acting pursuant to Section 78.320(2) of the Nevada Revised Statutes (“NRS”) and Section 5 of the Company’s Amended and Restated Bylaws, hereby adopt this irrevocable written consent and approve the following resolutions, each of which shall have the same force and effect as if adopted at a duly convened meeting of the stockholders of the Company (the “Company Stockholders”). Capitalized terms used but not otherwise defined in this written consent shall have the meanings assigned to them in the Merger Agreement (as defined below).

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of March __, 2025, by and among DP World Logistics US Holdings, Inc., a Delaware corporation (“Parent”), Unique Merger Co., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company (together with all exhibits thereto, the “Merger Agreement”), a copy of which has been provided to the Series __ Holders and is attached hereto as Exhibit A;

WHEREAS, the Merger Agreement provides, among other things, that Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the NRS;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and the Company Stockholders to enter into the Merger Agreement, (ii) approved the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Merger, and adopted the plan of merger set forth therein (the “Plan of Merger”) (iii) directed that the Merger Agreement, the Transactions, including the Merger, and the Plan of Merger be submitted to the Company Stockholders for approval, and (iv) recommended the Plan of Merger to the Company Stockholders and that the Company Stockholders approve the Merger Agreement, the Transactions, including the Merger, and the Plan of Merger;

WHEREAS, the Series __ Holders hold all of the issued and outstanding shares of Series __ Preferred;

D-1

WHEREAS, the Merger Agreement provides that, among other things, each share of Series __ Preferred issued and outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive the product of (x) the Per Share Merger Consideration, and (y) the number of shares of Company Common Stock that are issuable upon the conversion of each share of Series __ Preferred into shares of Company Common Stock in accordance with the applicable provisions of the Certificate of Designations, Preferences and Rights of the Series __ Convertible Preferred Stock, as amended to date (the “Series __ Certificate of Designations”);

WHEREAS, the Series __ Certificate of Designations also provides that the Company shall at all times reserve and keep available out of its authorized but unissued shares of Company Common Stock or out of shares of Company Common Stock held in its treasury the full number of shares of Company Common Stock deliverable upon conversion of all shares of the Series __ Preferred from time to time outstanding;

WHEREAS, no shares of Series __ Preferred have ever been converted into shares of Company Common Stock by the Series __ Holders and such holders do not desire to convert their shares of Series __ Preferred in connection with the Merger or otherwise but rather desire to receive their pro rata share of the Total Merger Consideration in the Merger on an “as if converted” basis;

WHEREAS, the Merger Agreement further provides that, pursuant to NRS Sections 92A.300 through 92A.500, any holders of Dissenting Shares (“Dissenting Holders”) shall have no right to receive any portion of the Total Merger Consideration or Holdback Amount as provided in Section 4.1 of the Merger Agreement, unless and until such Holder fails to perfect or withdraws or otherwise loses its dissenter’s rights and right to payment thereunder pursuant to the NRS; and

WHEREAS, none of the Series __ Holders are Dissenting Holders or wish to exercise any of the dissenter’s rights to which they are or may be entitled under the Series __ Certificate of Designations.

NOW, THEREFORE, BE IT RESOLVED, that each Series __ Holder does hereby irrevocably, knowingly, intentionally, voluntarily and unconditionally approve and ratify the Merger Agreement, the Transactions, including the Merger, and the Plan of Merger;

RESOLVED FURTHER, that each Series __ Holder does hereby irrevocably, unconditionally, and permanently waives and agrees not to assert or exercise any rights that such Series __ Holder may now have or otherwise has had under the Series __ Certificate of Designations and any applicable law, to convert their shares of Series __ Preferred into Company Common Stock;

RESOLVED FURTHER, that each Series __ Holder does hereby irrevocably, unconditionally, and permanently waives and agrees not to assert or exercise any dissenter’s rights, appraisal rights or similar rights that such Series __ Holder may now have or otherwise has had under the Series __ Certificate of Designations and any applicable law, including but not limited to NRS Sections 92A.380 and 92A.390, in connection with the Merger or any of the other Transactions and makes no and withdraws all written objections to the Merger or the other Transactions and/or demands for the payment of “fair value” (as defined in NRS Section 92A.320), if any, with respect to the Company Common Stock or any other securities convertible into or exercisable for Company Common Stock owned by him, her or it;

RESOLVED FURTHER, that any and all actions heretofore taken, and any and all things heretofore done by the Company Board in connection with, or with respect to, the matters referred to in the foregoing resolutions are hereby ratified, approved, authorized and confirmed as authorized and valid acts taken on behalf of the Company;

RESOLVED FURTHER, that this written consent may be executed in counterparts, including, without limitation, facsimile and electronic or .pdf counterparts, and signed with electronic signatures, each of which shall be deemed an original and all of which shall constitute one and the same consent; and

RESOLVED FURTHER, that each of the undersigned hereby approves and consents to the delivery to Parent of a copy of this Written Consent pursuant to the terms of the Merger Agreement.

[Signatures appear on the following page.]

D-2

IN WITNESS WHEREOF, the undersigned, being all of the Series __ Holders, have executed this written consent as of the date first written above.

[Name]
No. of Shares of Series __ Preferred Stock:

[Name]
No. of Shares of Series __ Preferred Stock:

[Name]
No. of Shares of Series __ Preferred Stock:

[Name]
No. of Shares of Series __ Preferred Stock:

[NAME]

By:
Print Name:
Title:
No. of Shares of Series __ Preferred Stock:

[NAME]

By:
Print Name:
Title:
No. of Shares of Series __ Preferred Stock:

[NAME]

By:
Print Name:
Title:
No. of Shares of Series __ Preferred Stock:

[NAME]

By:
Print Name:
Title:
No. of Shares of Series __ Preferred Stock:

D-4

Exhibit E

Form of Letter of Transmittal

[Attached]

E-1